                                                Filed Pursuant to Rule 424(b)(4)
                                                     Registration Nos. 333-42315
                                                                    333-42315-01
PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 7, 1998)

                       PIONEER NATURAL RESOURCES COMPANY
                                  $350,000,000
                          6.50% SENIOR NOTES DUE 2008

                                  $250,000,000
                          7.20% SENIOR NOTES DUE 2028
 PAYMENT OF PRINCIPAL AND INTEREST GUARANTEED BY PIONEER NATURAL RESOURCES USA,

                                      INC.

LOGO

                               ------------------

    The 6.50% Senior Notes Due 2008 (the "2008 Notes"), which will mature on January 15, 2008, and the 7.20% Senior Notes Due 2028 (the "2028 Notes" and, collectively with the 2008 Notes, the "Notes"), which will mature on January 15, 2028, are being offered (the "Offering") by Pioneer Natural Resources Company (the "Company") and will be unconditionally guaranteed (the "Guarantees") on an unsecured basis by Pioneer Natural Resources USA, Inc. ("Pioneer USA" or the "Guarantor"), a wholly-owned subsidiary of the Company. Interest on the Notes is payable semiannually on January 15 and July 15 of each year, commencing July 15, 1998. The Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption, plus a Make-Whole Premium, if any, relating to the then prevailing Treasury Yield and the remaining life of the Notes.

    The Notes will be general unsecured obligations of the Company ranking pari passu in right of payment with all other senior unsecured indebtedness of the Company and will be senior in right of payment to any subordinated indebtedness of the Company. The Company is a holding company that conducts all its operations through subsidiaries, and the Notes will be effectively subordinated to all obligations of the Company's subsidiaries that are not guarantors of the Notes. At December 31, 1997 (after giving effect to the Offering and the application of estimated net proceeds therefrom), the Company would have had approximately $1.1 billion of indebtedness for borrowed money ranking pari passu in right of payment with the Notes, and non-Guarantor subsidiaries of the Company would have had approximately $248.3 million of indebtedness for borrowed money (excluding guarantees by some of those subsidiaries with respect to the $1.375 billion United States Credit Facility). See "Description of
Notes -- Ranking." The Guarantees will be general unsecured obligations of the Guarantor ranking pari passu in right of payment with all other senior unsecured indebtedness of the Guarantor and will be senior in right of payment to any subordinated indebtedness of the Guarantor. The Guarantees will terminate if the Guarantor is released from its guarantees of the Company's United States Credit Facility (as defined herein). See "Guarantees" and "Ranking" in "Description of Notes."

    The Notes will be represented by two or more Global Securities ("Global Notes") deposited with the Depositary, which initially will be The Depository Trust Company, and registered in the name of the Depositary or its nominee. Beneficial ownership of the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except under the limited circumstances described herein, Notes in definitive form will not be issued in exchange for Global Notes. So long as Notes are represented by Global Notes, settlement for beneficial interests in the Global Notes, including all secondary market trading activity, will be made in immediately available funds as part of the Depositary's same-day funds settlement system. All payments of principal and interest on the Notes will be made by the Company in immediately available funds.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================================================================
                                                           PRICE TO             UNDERWRITING           PROCEEDS TO
                                                          PUBLIC(1)               DISCOUNT            COMPANY(1)(2)
------------------------------------------------------------------------------------------------------------------------
Per 2008 Note                                              99.514%                 0.650%                98.864%
------------------------------------------------------------------------------------------------------------------------
Per 2028 Note                                              99.963%                 0.875%                99.088%
------------------------------------------------------------------------------------------------------------------------
Total                                                    $598,206,500            $4,462,500            $593,744,000
========================================================================================================================

    (1) Plus accrued interest, if any, from January 13, 1998, to the date of delivery.
    (2) Before deducting expenses payable by the Company, estimated to be $761,000.
                               ------------------

    The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made through the facilities of The Depository Trust Company on or about January 13, 1998, against payment therefor in immediately available funds.
                               ------------------

SALOMON SMITH BARNEY                                       CHASE SECURITIES INC.
                        J.P. MORGAN & CO.
                                         MORGAN STANLEY DEAN WITTER
                                               NATIONSBANC MONTGOMERY SECURITIES

January 8, 1998

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING PURCHASES OF THE NOTES TO STABILIZE THEIR MARKET PRICE AND PURCHASES OF THE NOTES TO COVER ANY SHORT POSITION IN THE NOTES MAINTAINED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                           FORWARD-LOOKING STATEMENTS

     All statements in this Prospectus Supplement concerning the Company other than purely historical information (collectively "Forward-Looking Statements") reflect the current expectations of management and are based on the Company's historical and pro forma operating trends, its proved reserves, and other information available to management. These statements assume, among other things, that no significant changes will occur in the operating environment for the Company's oil and gas properties and that there will be no material acquisitions or divestitures. There can be no assurance that the assumptions used will prove to be accurate. The Company cautions that the Forward-Looking Statements are subject to all the risks and uncertainties incident to the acquisition, development and marketing of, and exploration for, oil and gas reserves. These risks include, but are not limited to, commodity price risks, risks relating to pricing and availability of third-party supplies, equipment and services for operations, counterparty risks, drilling risks, and reserve, operations and production risks. Certain of these risks are described in the documents incorporated by reference herein. Moreover, the Company may make material acquisitions, alter its capital expenditure budget or plans, or enter into other financing transactions. None of these can be predicted with certainty and, accordingly, are not taken into consideration in the Forward-Looking Statements. For all of the foregoing reasons, actual results may vary materially from the Forward-Looking Statements. The Company disclaims any obligation or undertaking to release publicly any updates about changes in the Company's expectations with regard to the subject matter of any Forward-Looking Statements or any changes in events, conditions or circumstances on which any Forward-Looking Statements are based.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this Prospectus Supplement. As used herein, and unless the context requires otherwise, "Pioneer Natural Resources Company" or the "Company" means Pioneer Natural Resources Company and its consolidated subsidiaries.

                                  THE COMPANY

     Pioneer Natural Resources Company is the second largest independent exploration and production company in the United States, based on total proved reserves, and has a balanced oil and gas reserve base. Pioneer Natural Resources Company was created through the merger (the "Parker/Mesa Merger") of Parker & Parsley Petroleum Company ("Parker & Parsley") and MESA Inc. ("Mesa")on August 7, 1997. The Company's United States operations are located primarily in Texas, Kansas, Oklahoma, Louisiana, New Mexico and offshore Gulf of Mexico. International operations are located primarily in Argentina and Canada.

BUSINESS STRATEGY

     Development and production enhancement activities. The Company seeks to increase reserves and production through exploitation activities, including developmental drilling and recompletions in its core operating areas. The Company has identified over 3,700 infill drilling locations on its properties. Development activities are expected to account for approximately 75% of the Company's 1998 investment budget. Domestically, the majority of 1998 development investments are expected to occur through drilling programs in the Spraberry, West Panhandle and Hugoton fields, with additional investments occurring in the south Louisiana inland waters, onshore Gulf Coast and Permian Basin areas. Internationally, development opportunities are located in the Neuquen Basin of Argentina and the Chinchaga area in Canada.

     Exploration. The Company's exploration activities use seismic, drilling and completion technology to identify and drill sites with high reserve potential, such as those in the southern Louisiana transition zone, the Gulf of Mexico, the East Texas Basin, western Canada and Argentina. Exploration activities are expected to account for approximately 25% of the Company's 1998 investment budget. Domestic exploration efforts in 1998 are expected to be focused on the onshore and offshore Gulf of Mexico, the Cotton Valley Reef trend of the East Texas Basin, and the Delaware Basin in West Texas. International exploration efforts in 1998 are expected to be conducted in Canada and in the Neuquen basin and Tierra del Fuego areas of Argentina.

     Acquisitions. The Company pursues acquisitions to enhance existing core areas and to establish new core areas. The Company's acquisition efforts focus on assets with opportunities to increase reserves and production through both exploitation and exploration activities with a high degree of operational control. The Company believes that one of its strengths is a technical team that concentrates on executing strategic acquisitions and mergers.

     Increasing natural gas processing capacity in core areas. The Company intends to expand the processing capabilities of its gas processing facilities and to obtain additional dedications of third party gas to these plants. By owning and operating these processing facilities, the Company retains the processing margin on the gas it produces, as well as on gas produced by third parties.

     Maintaining financial strength and flexibility. The Company intends to maintain financial strength, financial flexibility, and an investment grade rating for its senior debt by seeking to: (i) maintain its credit ratios consistent with guidelines established by the major credit rating agencies for investment grade companies; (ii) fund its development and exploration activities primarily with internally generated cash flow; (iii) continue a portfolio management approach to its assets so as to direct future investments toward projects that enhance growth; (iv) use hedging strategies to reduce price risk in supporting its capital expenditure budget and its acquisition activities; and
(v) reduce per-unit operating and general and administrative expenditures.

RECENT DEVELOPMENTS

     Chauvco Acquisition. On December 18, 1997, the Company completed the acquisition (the "Chauvco Acquisition") of the Canadian and Argentine oil and gas businesses of Chauvco Resources Ltd. ("Chauvco"). Chauvco was a publicly-traded Canadian oil and gas company concentrating on the acquisition, exploration, development and production of oil and natural gas resources in Canada in the provinces of Alberta, Saskatchewan, British Columbia and Manitoba, and in Argentina in the provinces of Tierra del Fuego, Neuquen, Rio Negro and Santa Cruz.

     The Chauvco Acquisition established a new core area for the Company in western Canada and expanded the Company's existing core area in Argentina. The acquisition consideration paid to the shareholders of Chauvco was approximately $946 million, consisting of the issuance of approximately 24.9 million equivalent shares of the Company's Common Stock and the assumption of long-term debt having an outstanding balance of $228 million as of September 30, 1997.

     American Cometra Acquisition. On December 19, 1997, the Company completed the acquisition of assets in the East Texas Basin from affiliates of American Cometra, Inc. ("ACI") and Rockland Pipeline Co. ("Rockland"), both subsidiaries of Electrafina S.A. of Belgium. The total consideration paid was approximately $129 million, consisting of $84 million in cash and 1.7 million shares of the Company's Common Stock. The Company acquired ACI's producing wells, acreage, seismic data, royalties and mineral interests, and Rockland's gathering system, pipeline and gas processing plant in the East Texas Basin. This acquisition established a critical mass and core area in the East Texas Basin for the Company and provided it with a major presence in the Cotton Valley Reef trend.

     Credit Facility Agreements. On December 18, 1997, the Company amended and restated its United States Credit Facility in order to substitute the Company as the borrower in place of Pioneer USA and to establish credit amounts of $1.075 billion under the primary credit facility and $300 million under an additional, 364-day credit facility. Pursuant to the amendment, Pioneer USA and certain other subsidiaries of the Company provide guarantees of the Company's obligations under the United States Credit Facility. Pioneer USA is a direct, wholly-owned subsidiary of the Company and owns substantially all of the United States onshore and offshore properties of the Company. Pioneer USA has no borrowed money obligations other than for a $9.1 million secured building loan and certain capitalized lease obligations and has no guarantees of other borrowed money obligations except as guarantor for the Notes, the $1.375 billion United States Credit Facility, and the $300 million of senior notes of the Company originally issued by Parker & Parsley (the "Parker & Parsley Notes"). The United States Credit Facility is also secured by a pledge of 65% of the stock of certain non-U.S. subsidiaries, including Pioneer Natural Resources (Canada) Ltd., the subsidiary that acquired Chauvco ("Pioneer Canada"). Also on December 18, 1997, the Company refinanced all of Chauvco's outstanding debt by establishing a $290 million Canadian credit facility (the "Canadian Credit Facility") under which Chauvco is the borrower and the Company and certain of its subsidiaries other than Pioneer USA provide guarantees. On December 22, 1997, the Company established an additional unsecured $100 million working capital line of credit.

     Subordinated Note Tender. On December 15, 1997, Pioneer USA completed its offer to purchase for cash any and all of its $264 million 11 5/8% Senior Subordinated Discount Notes Due 2006 and its $325 million 10 5/8% Senior Subordinated Notes Due 2006 originally issued by Mesa Operating Company (collectively, the "Mesa Notes"). The offer was completed with approximately 95% of the Mesa Notes tendered, which will result in a fourth quarter after-tax charge to the Company's financial results of approximately $11.9 million. Pioneer USA paid for the tendered Mesa Notes on December 18, 1997, with borrowings under the United States Credit Facility. Also on December 18, 1997, in accordance with consents solicited in connection with the tender offer, the indentures governing both series of Mesa Notes were amended to eliminate most of their restrictive covenants.

     Assumption of Certain Debts by the Company. On December 30, 1997, the Company and Pioneer USA completed a restructuring that resulted in the Company becoming the primary obligor on the $29.4 million of Mesa Notes that were not tendered and on the $300 million of Parker & Parsley Notes. Pioneer USA has guaranteed the payment of principal and interest on the Parker & Parsley Notes. The guarantee of the Parker & Parsley Notes will terminate if Pioneer USA is released from its guarantees of the Company's United States Credit Facility.

     Property Divestitures. On December 15 and 16, 1997, the Company sold approximately $104 million of its non-strategic properties in two separate, all-cash transactions. These divestitures involved approximately 800 properties, representing less than 3% of the Company's total reserve base and about 1% of the Company's daily production.

     Fourth Quarter Charges. During the fourth quarter of 1997, the Company will recognize certain charges that adversely affect the Company's financial results. In addition to the after-tax charge of $11.9 million related to the purchase of the Mesa Notes, the Company estimates that it will recognize after-tax charges of between $13 and $16 million for the purchase of 3-D seismic data and approximately $3 million resulting from the write-off of an unsuccessful well in Guatemala. The decline of oil and gas prices during the fourth quarter of 1997 will also have an adverse effect on the Company's financial results.

                                  THE OFFERING

SECURITIES OFFERED.........  $350,000,000 principal amount of 6.50% Senior Notes
                             Due 2008.
                             $250,000,000 principal amount of 7.20% Senior Notes Due 2028.

MATURITY...................  January 15, 2008, and January 15, 2028,
                             respectively.

INTEREST PAYMENT DATES.....  January 15 and July 15 of each year, commencing
                             July 15, 1998.

GUARANTEES.................  The Notes will be unconditionally guaranteed on an unsecured basis by Pioneer USA. No other subsidiary of the Company will be a guarantor. The Guarantees will terminate if the Guarantor is released from its guarantees of the Company's indebtedness under the United States Credit Facility, but are not required to be reinstated if such guarantees under the United States Credit Facility are subsequently reinstated. Pioneer USA is a direct, wholly-owned subsidiary of the Company and directly owns substantially all of the United States onshore and offshore properties of the Company. Pioneer USA has no borrowed money obligations other than for a $9.1 million secured building loan and certain capitalized lease obligations and has no guarantees of other borrowed money obligations except as guarantor for the Notes, the United States Credit Facility, and the Parker & Parsley Notes.

RANKING....................  The Notes will be general unsecured obligations of the Company ranking pari passu in right of payment with all other senior indebtedness of the Company and will be senior in right of payment to all existing and future subordinated indebtedness of the Company.

                             The Notes will be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The Company's $1.375 billion United States Credit Facility is secured by a pledge of 65% of the outstanding stock of certain non-U.S. subsidiaries, including Pioneer Canada, and the Notes will therefore be effectively subordinated to the United States Credit Facility to the extent of the value of such stock. The Company is a holding company that conducts all its operations through subsidiaries, and the Notes will be effectively subordinated to all obligations of the Company's subsidiaries that are not guarantors of the Notes. At December 31, 1997 (after giving effect to the Offering and application of the estimated net proceeds therefrom), the Company would have had approximately $1.1 billion of indebtedness for borrowed money ranking pari passu in right of payment with the Notes, and non-Guarantor subsidiaries of the Company would have had approximately $248.3 million of indebtedness for borrowed money (excluding guaran-tees by some of those subsidiaries with respect to the $1.375 billion United States Credit Facility). In addition, Pioneer USA has guaranteed the United States Credit Facility and the Parker & Parsley Notes, which guarantees will be pari passu with the Guarantees. The Indenture governing the Notes does not restrict the ability of subsidiaries to incur additional liabilities, including indebtedness under and guarantees of bank credit facilities, in the future. The Company's subsidiaries may also have other liabilities, including contingent liabilities.

                             The Guarantees will be general unsecured obligations of the Guarantor ranking pari passu in right of payment with all other senior unsecured indebtedness of the Guarantor and will be senior in right of payment to any subordinated indebtedness of the Guarantor. The Guarantees will be effectively subordinated in right of payment to any secured indebtedness of the Guarantor to the extent of the value of the assets securing such indebtedness. The Guarantees could also be effectively subordinated to all the obligations of the Guarantor under certain circumstances. See "Description of Notes -- Guarantees" and "Description of Notes -- Ranking."

REDEMPTION.................  The Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption, plus a Make-Whole Premium, if any, relating to the then prevailing Treasury Yield and the remaining life of the Notes.

PRINCIPAL COVENANTS........  The Indenture governing the Notes contains certain covenants that, among other things, restrict the ability of the Company, under certain circumstances, to create liens and to enter into sale/leaseback transactions. These limitations will be subject to a number of significant exceptions and qualifications. See "Description of
                             Notes -- Certain Covenants."

USE OF PROCEEDS............  The net proceeds from the sale of the Notes will be used primarily to repay existing bank indebtedness under the United States Credit Facility. See "Use of Proceeds."

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The summary unaudited pro forma combined statement of operations data and other financial data of the Company for the nine months ended September 30, 1997, and for the year ended December 31, 1996, give effect to the Parker/Mesa Merger, the Chauvco Acquisition, and certain other transactions as if all those transactions had occurred on January 1, 1996. The summary unaudited pro forma combined balance sheet data of the Company as of September 30, 1997, give effect to the Chauvco Acquisition as if the acquisition had occurred on September 30, 1997. These transactions are identified in, and the summary unaudited pro forma combined financial data are qualified in their entirety by and should be read in conjunction with, the unaudited pro forma combined financial statements of the Company contained in the Company's Current Report on Form 8-K dated December 18, 1997 (the "Chauvco 8-K"), which is incorporated in the Prospectus by reference.

                                                                PRO FORMA
                                                               NINE MONTHS      PRO FORMA
                                                                  ENDED         YEAR ENDED
                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1997             1996
                                                              -------------    ------------
                                                              (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
     Oil and gas............................................   $  669,872       $  881,639
     Natural gas processing.................................           --           23,184
     Interest and other.....................................        7,854           42,419
     Gain on disposition of assets, net.....................        2,763           11,966
                                                               ----------       ----------
                                                                  680,489          959,208
                                                               ----------       ----------
  Costs and expenses:
     Oil and gas production.................................      181,796          230,159
     Natural gas processing.................................           --           11,949
     Depletion, depreciation and amortization...............      283,588          365,499
     Impairment of oil and gas properties and natural gas
      processing facilities.................................        2,907               --
     Exploration and abandonments...........................       52,718           37,555
     General and administrative.............................       75,014           83,955
     Interest...............................................      106,406          138,580
     Other..................................................        5,685            4,791
                                                               ----------       ----------
                                                                  708,114          872,488
                                                               ----------       ----------
  Income (loss) before income taxes.........................      (27,625)          86,720
  Income tax benefit (provision)............................       12,400          (30,700)
                                                               ----------       ----------
  Income (loss) from continuing operations..................   $  (15,225)      $   56,020
                                                               ==========       ==========
OTHER FINANCIAL DATA:
  EBITDAEX (a)..............................................   $  417,994       $  628,354
  Ratio of earnings to fixed charges(b).....................           (b)            1.62
BALANCE SHEET DATA (END OF PERIOD):
  Working capital...........................................   $   38,249
  Property, plant and equipment, net........................    4,586,667
  Total assets..............................................    4,930,221
  Long-term obligations.....................................    1,975,220
  Total stockholders' equity................................    2,406,437

---------------

(a) EBITDAEX is presented because the Company believes it to be a commonly used financial indicator of a company's ability to service or incur debt. EBITDAEX (as used herein) is calculated by adding interest, income taxes, depletion, depreciation and amortization, impairment of oil and gas properties and natural gas processing facilities, and exploration and abandonment costs to income (loss) from continuing operations. Interest includes accrued interest expense and amortization of deferred financing costs. EBITDAEX should not be considered as an alternative to income (loss) or operating income (loss), as defined by generally accepted accounting principles, as an indicator of the Company's financial performance, as an alternative to cash flow, as a measure of liquidity or as being comparable to other similarly titled measures of other companies.

(b) For purposes of computing the pro forma ratio of earnings to fixed charges, earnings consists of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, interest capitalized and the portion of rental expense attributable to interest. Unaudited pro forma earnings for the Company were inadequate to cover its fixed charges during the nine months ended September 30, 1997, by $27.6 million.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
THE COMPANY

     The following table sets forth selected consolidated financial data of the Company (as successor to Parker & Parsley for accounting purposes) for the nine months ended September 30, 1997 and 1996, and for each of the five fiscal years in the period ended December 31, 1996. The following data should be read in conjunction with the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto contained in the reports incorporated in the Prospectus by reference.

                                                    NINE MONTHS
                                                       ENDED
                                                   SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                                 ------------------   -------------------------------------------------
                                                 1997(A)     1996       1996       1995     1994(B)    1993(C)    1992
                                                 -------   --------   --------   --------   --------   -------   ------
                                                    (UNAUDITED)
                                                                      (IN MILLIONS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas................................  $349.0    $  283.3   $  396.9   $  375.7   $  337.6   $207.2    $135.1
    Natural gas processing.....................      --        16.8       23.8       33.2       39.2     77.5      54.6
    Gas marketing..............................      --          --         --       76.8      103.0     43.8      12.1
    Interest and other.........................     3.7        15.0       17.5       11.4        6.9      4.4       4.2
    Gain on disposition of assets, net(d)......     2.7        96.9       97.1       16.6        9.5     23.2       4.2
                                                 -------   --------   --------   --------   --------   ------    ------
                                                  355.4       412.0      535.3      513.7      496.2    356.1     210.2
                                                 -------   --------   --------   --------   --------   ------    ------
  Costs and expenses:
    Oil and gas production.....................    91.7        82.2      110.3      130.9      127.1     78.3      51.8
    Natural gas processing.....................      --         9.1       12.5       25.9       33.6     51.6      38.6
    Gas marketing..............................      --          --         --       75.7      101.5     42.8      11.0
    Depletion, depreciation and amortization...   126.9        86.2      112.1      159.1      145.4     80.4      45.6
    Impairment of oil and gas properties and
      natural gas processing facilities........      --          --         --      130.5         --       --        --
    Exploration and abandonments...............    34.3        15.0       23.0       27.5       25.2      3.6       4.5
    General and administrative.................    31.8        19.5       28.4       37.4       29.0     23.8      11.6
    Interest...................................    44.2        36.1       46.2       65.4       50.6     23.3      14.7
    Other......................................     3.0          .9        2.5       11.3        4.3      3.9       2.3
                                                 -------   --------   --------   --------   --------   ------    ------
                                                  331.9       249.0      335.0      663.7      516.7    307.7     180.1
                                                 -------   --------   --------   --------   --------   ------    ------
  Income (loss) before income taxes,
    extraordinary item and cumulative effect of
    accounting change..........................    23.5       163.0      200.3     (150.0)     (20.5)    48.4      30.1
  Income tax benefit (provision)...............    (8.5)      (47.2)     (60.1)      45.9        6.5    (17.0)     (3.0)
                                                 -------   --------   --------   --------   --------   ------    ------
  Income (loss) before extraordinary item and
    cumulative effect of accounting change.....    15.0       115.8      140.2     (104.1)     (14.0)    31.4      27.1
  Extraordinary item...........................    (1.5)         --         --        4.3        (.6)      --        --
  Cumulative effect of accounting change.......      --          --         --         --         --     17.1        --
                                                 -------   --------   --------   --------   --------   ------    ------
  Net income (loss)............................  $ 13.5    $  115.8   $  140.2   $  (99.8)  $  (14.6)  $ 48.5    $ 27.1
                                                 =======   ========   ========   ========   ========   ======    ======
OTHER FINANCIAL DATA:
  EBITDAEX(e)..................................  $228.9    $  300.3   $  381.7   $  232.5   $  200.7   $155.7    $ 95.0
  Cash flows from operating activities.........   179.1       189.4      230.1      157.3      129.8    112.2      77.2
  Cash flows from investing activities.........  (244.1)       90.2       13.7      (53.3)    (446.0)  (398.2)   (111.8)
  Cash flows from financing activities.........    87.0      (232.2)    (245.4)    (107.9)     331.4    278.9      33.8
  Capital expenditures.........................   256.5       144.1      227.8      228.4      554.9    583.5     129.7
  Ratio of earnings to fixed charges(f)........     1.5         5.4        5.3         (f)        (f)     3.0       2.9
BALANCE SHEET DATA (END OF PERIOD):
  Working capital..............................  $ 49.4    $   47.6   $   26.1   $   31.5   $   43.7   $ 39.5    $  8.0
  Property, plant and equipment, net...........  3,524.0      998.3    1,040.4    1,121.7    1,349.9    802.0     499.1
  Total assets.................................  3,796.7    1,178.7    1,199.9    1,319.2    1,604.9   1,016.9    576.7
  Long-term obligations........................  1,728.8      325.2      329.0      603.2      727.2    544.3     225.9
  Preferred stock of subsidiary................      --       188.8      188.8      188.8      188.8       --        --
  Total stockholders' equity...................  1,718.1      524.3      530.3      411.0      509.6    348.8     295.0

---------------

(a) Includes amounts relating to the acquisition of Mesa beginning August 1, 1997.

(b) Includes amounts relating to the acquisition of Bridge Oil Limited in July 1994 and the acquisition of properties from PG&E Resources Company in August 1994.

(c) Includes amounts relating to the acquisition of certain Prudential-Bache Energy limited partnerships in July 1993. Also includes results of operations related to the Company's interest in the Carthage gas processing plant that had been deferred in 1992 and 1993 and the gain of $7.3 million recognized on the sale of that interest on June 30, 1993.

(d) Includes a gain of $83.3 million in 1996 related to the disposition of certain wholly-owned subsidiaries.

(e) EBITDAEX is presented because the Company believes it to be a commonly used financial indicator of a company's ability to service or incur debt. EBITDAEX (as used herein) is calculated by adding interest, income taxes, depletion, depreciation and amortization, impairment of oil and gas properties and natural gas processing facilities and exploration and abandonment costs to income (loss) before extraordinary item and cumulative effect of accounting change. Interest includes accrued interest expense and amortization of deferred financing costs. EBITDAEX should not be considered as an alternative to income (loss) or operating income (loss), as defined by generally accepted accounting principles, as an indicator of the Company's financial performance, as an alternative to cash flow, as a measure of liquidity or as being comparable to other similarly titled measures of other companies.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, extraordinary item and cumulative effect of account change plus fixed charges net of interest capitalized. Fixed charges consist of interest expense, interest capitalized and the portion of rental expense attributable to interest. The Company's 1995 and 1994 earnings were inadequate to cover its fixed charges. The amount of the deficiencies were $150.0 million in 1995 and $20.5 million in 1994.

THE GUARANTOR

     The following table sets forth selected consolidated financial data of Pioneer USA for the nine months ended September 30, 1997, and for the period ended December 31, 1996. The following data should be read in conjunction with Pioneer USA's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Pioneer USA's consolidated financial statements and notes thereto contained in the reports incorporated in the Prospectus by reference.

                                                               NINE MONTHS
                                                                  ENDED         YEAR ENDED
                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                 1997(A)           1996
                                                              -------------    ------------
                                                               (UNAUDITED)
                                                              (IN MILLIONS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas.............................................     $ 349.0         $  396.9
    Natural gas processing..................................          --             23.8
    Gas marketing...........................................          --               --
    Interest and other......................................         3.7             17.5
    Gain on disposition of assets, net(b)...................         2.7             97.1
                                                                 -------         --------
                                                                   355.4            535.3
                                                                 -------         --------
  Costs and expenses:
    Oil and gas production..................................        91.7            110.3
    Natural gas processing..................................          --             12.5
    Depletion, depreciation and amortization................       126.9            112.1
    Impairment of oil and gas properties and natural gas
      processing facilities.................................          --               --
    Exploration and abandonments............................        34.3             23.0
    General and administrative..............................        31.7             28.4
    Interest................................................        44.2             46.2
    Other...................................................         3.0              2.5
                                                                 -------         --------
                                                                   331.8            335.0
                                                                 -------         --------
  Income before income taxes, extraordinary item and
    cumulative effect of accounting change..................        23.6            200.3
  Income tax provision......................................        (8.5)           (60.1)
                                                                 -------         --------
  Income before extraordinary item and cumulative effect of
    accounting change.......................................        15.1            140.2
  Extraordinary item........................................        (1.5)              --
  Cumulative effect of accounting change....................          --               --
                                                                 -------         --------
  Net income................................................     $  13.6         $  140.2
                                                                 =======         ========
OTHER FINANCIAL DATA:
  EBITDAEX(c)...............................................     $ 227.6         $  381.7
  Cash flows from operating activities......................       184.8            230.1
  Cash flows from investing activities......................      (243.6)            13.7
  Cash flows from financing activities......................        80.7           (245.4)
  Capital expenditures......................................       256.5            227.8
  Ratio of earnings to fixed charges(d).....................         1.5              5.3
BALANCE SHEET DATA (END OF PERIOD):
  Working capital...........................................     $  43.2         $   26.1
  Property, plant and equipment, net........................     3,524.0          1,040.4
  Total assets..............................................     3,796.6          1,199.9
  Long-term obligations:
    Long term debt(e).......................................     1,601.2            320.9
    Other noncurrent liabilities............................       127.6              8.1
  Preferred stock of subsidiary.............................          --            188.8
  Total stockholders' equity................................     1,712.0            530.3

---------------

(a) Includes amounts relating to the acquisition of Mesa beginning August 1, 1997.

(b) Includes a gain of $83.3 million in 1996 related to the disposition of certain wholly-owned subsidiaries.

(c) EBITDAEX is presented because Pioneer USA believes it to be a commonly used financial indicator of a company's ability to service or incur debt. EBITDAEX (as used herein) is calculated by adding interest, income taxes, depletion, depreciation and amortization, impairment of oil and gas properties and natural gas processing facilities and exploration and abandonment costs to income (loss) before extraordinary item and cumulative effect of accounting change. Interest includes accrued interest expense and amortization of deferred financing costs. EBITDAEX should not be considered as an alternative to income (loss) or operating income (loss), as defined by generally accepted accounting principles, as an indicator of Pioneer USA's financial performance, as an alternative to cash flow, as a measure of liquidity or as being comparable to other similarly titled measures of other companies.

(d) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, extraordinary item and cumulative effect of account change plus fixed charges net of interest capitalized. Fixed charges consist of interest expense, interest capitalized and the portion of rental expense attributable to interest.

(e) Represents amounts related to the United States Credit Facility, the Mesa Notes and the Parker & Parsley Notes assumed by the Company in December 1997. Pioneer USA guarantees the United States Credit Facility and the Parker & Parsley Notes. See "Credit Facility Agreements" and "Assumption of Certain Debts by the Company" in "Summary -- Recent Developments."

MESA

     The following table sets forth the selected financial data of Mesa for each of the six months ended June 30, 1997 and 1996, and for the five fiscal years in the period ended December 31, 1996. The following data should be read in conjunction with Mesa's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Mesa's consolidated financial statements and notes thereto contained in the reports incorporated in the Prospectus by reference.

                                                   SIX MONTHS
                                                      ENDED
                                                    JUNE 30,                       YEAR ENDED DECEMBER 31,
                                               -------------------   ----------------------------------------------------
                                                 1997       1996       1996       1995       1994       1993       1992
                                               --------   --------   --------   --------   --------   --------   --------
                                                   (UNAUDITED)
                                                                      (IN MILLIONS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
  Total operating revenue...................   $  172.1   $  152.0   $  311.4   $  235.0   $  228.7   $  222.2   $  237.1
  Total operating expenses..................      124.1      105.6      214.7      187.0      200.0      200.2      210.9
                                               --------   --------   --------   --------   --------   --------   --------
  Operating income..........................       48.0       46.4       96.7       48.0       28.7       22.0       26.2
                                               --------   --------   --------   --------   --------   --------   --------
  Net interest expense(a)...................      (47.5)     (66.9)    (113.4)    (132.7)    (131.3)    (131.3)    (129.9)
  Other income(b)...........................       (2.5)      26.1       25.0       27.1       19.2        6.9       14.5
                                               --------   --------   --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations(c)...........................   $   (2.0)  $    5.6   $    8.3   $  (57.6)  $  (83.4)  $ (102.4)  $  (89.2)
                                                          --------              --------   --------   --------   --------
  Dividends on preferred stock..............      (11.1)                 (9.5)
                                               --------              --------
  Income (loss) from continuing operations
    applicable to common stock(c)...........   $  (13.1)             $   (1.2)
                                               ========              ========
OTHER FINANCIAL DATA:
  EBITDAEX(d)...............................   $  102.7   $  135.2   $  228.6   $  183.4   $  160.3   $  142.4   $  178.1
  Cash flows from operating activities......       87.8       78.6      101.3       69.2       48.6       32.5      (28.4)
  Cash flows from investing activities......     (371.7)     (19.8)     (45.0)     (41.4)     (40.3)      37.5      (17.0)
  Cash flows from financing activities......      288.0      (33.6)    (188.7)     (22.1)      (3.6)     (88.5)     (29.5)
  Capital expenditures......................      372.0       19.7       50.2       42.3       32.6       29.6       69.2
  Ratio of earnings to fixed charges(e).....         (e)       1.1         (e)        (e)        (e)        (e)        (e)
BALANCE SHEET DATA (END OF PERIOD):
  Working capital...........................   $   11.9   $   18.4   $   14.8   $   43.8   $  115.7   $   76.2   $  102.9
  Property, plant and equipment, net........    1,351.7    1,048.7    1,046.4    1,104.8    1,130.4    1,191.8    1,280.3
  Total assets..............................    1,505.5    1,413.5    1,213.9    1,486.8    1,484.0    1,533.4    1,676.5
  Long-term debt, including current
    maturities..............................    1,108.3    1,201.7      808.1    1,236.7    1,223.3    1,241.3    1,286.2
  Stockholders' equity......................      263.5       73.7      265.5       67.0      124.6      112.1      184.4

---------------

(a) Net interest expense represents total interest expense less interest income.

(b) See "Business of Pioneer -- Management's Discussion and Analysis of Financial Condition and Results of Operations of Mesa -- Results of Operations -- Other Income (Expense)" in the definitive proxy statement for the Chauvco Transaction incorporated in the Prospectus by reference.

(c) Loss from continuing operations excludes a $59.4 million extraordinary loss on debt extinguishment for 1996. Net loss attributable to common stock was $60.6 million for the year ended December 31, 1996. Net loss for the years ended December 31, 1995, 1994, 1993 and 1992 and the six months ended June 30, 1997 and 1996 are the same as loss from continuing operations shown above.

(d) EBITDAEX is presented because the Company believes it to be a commonly used financial indicator of a company's ability to service or incur debt. EBITDAEX (as used herein) is calculated by adding interest, income taxes, depletion, depreciation and amortization, impairment of oil and gas properties and exploration costs to loss from continuing operations applicable to common stock. Interest includes accrued interest expense and amortization of deferred financing costs. EBITDAEX should not be considered as an alternative to income (loss) or operating income (loss), as defined by generally accepted accounting principles, as an indicator of Mesa's financial performance, as an alternative to cash flow, as a measure of liquidity or as being comparable to other similarly titled measures of other companies.

(e) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, extraordinary item and cumulative effect of account change plus fixed charges net of interest capitalized. Fixed charges consist of interest expense, interest capitalized and the portion of rental expense attributable to interest. Earnings were inadequate to cover fixed charges for the years ended December 31, 1996 through 1992, by $1.3 million, $58.5 million, $83.5 million, $105.3 million and $91.6 million, respectively, and for the six months ended June 30, 1997, by $24.2 million.

CHAUVCO

     The following table sets forth selected financial information of Chauvco for the nine months ended September 30, 1997 and 1996, and for the five fiscal years in the period ended December 31, 1996. The following data should be read in conjunction with Chauvco's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Chauvco's consolidated financial statements and notes thereto contained in the reports incorporated in the Prospectus by reference.

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                         ---------------------   ---------------------------------------------------------
                                          1997(A)      1996        1996        1995        1994        1993        1992
                                         ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                              (UNAUDITED)
                                                                (IN THOUSANDS OF CANADIAN DOLLARS)
STATEMENT OF OPERATIONS DATA:
Canadian GAAP
  Revenue..............................  C$159,902   C$131,438   C$178,543   C$170,314   C$164,381   C$136,794   C$121,906
  Net income...........................     29,879      25,931      34,131      25,425      29,052      28,220      22,726
U.S. GAAP
  Revenue..............................  C$159,902   C$131,438   C$178,543   C$170,314   C$164,381          (a)         (a)
  Net income...........................     32,988      29,437      41,276      33,337      24,562          (a)         (a)

                                           AS OF                             AS OF DECEMBER 31,
                                       SEPTEMBER 30,    -------------------------------------------------------------
                                           1997           1996         1995         1994         1993         1992
                                       -------------    ---------    ---------    ---------    ---------    ---------
                                        (UNAUDITED)
                                                      (IN THOUSANDS OF CANADIAN DOLLARS)
BALANCE SHEET DATA:
Canadian GAAP
  Working capital (deficiency).......    C$(34,837)     C$ (7,441)   C$  7,477    C$   (749)   C$(11,872)   C$    631
  Total assets.......................      888,454        637,436      590,490      564,652      384,603      332,052
  Long-term debt.....................      288,433        127,207      139,087      180,715       51,405       50,303
  Shareholders' equity...............      431,194        397,751      362,892      281,442      250,277      219,958
U.S. GAAP
  Working capital....................    C$(34,837)     C$ (7,441)   C$  7,477           (a)          (a)          (a)
  Total assets.......................      842,022        585,453      526,601           (a)          (a)          (a)
  Long-term debt.....................      288,433        127,207      139,087           (a)          (a)          (a)
  Shareholders' equity...............      405,670        369,118      327,114           (a)          (a)          (a)

---------------

(a) U.S. GAAP information for these periods is not available.

                SUMMARY HISTORICAL AND PRO FORMA OPERATING DATA

     The following table sets forth summary historical and pro forma operating data of the Company for the periods indicated. The summary pro forma operating data give effect to the Parker/Mesa Merger, the Chauvco Acquisition, and certain other transactions as if all those transactions had occurred on January 1, 1996. The following data should be read in conjunction with the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto contained in the reports incorporated in the Prospectus by reference. The historical operating data for the nine months ended September 30, 1997 and 1996, and the pro forma financial data are unaudited.

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                              -------------------------------   ------------------------------------------
                                              PRO FORMA                         PRO FORMA
                                                1997        1997       1996       1996        1996       1995       1994
                                              ---------   --------   --------   ---------   --------   --------   --------
PRODUCTION:
  Oil (MBbls)...............................    16,366       9,425      8,297     19,550      11,275     12,902     12,147
  Gas (MMcf)................................   142,367      71,284     56,825    190,049      75,851     85,295     79,674
  Natural gas liquids (MBbls)...............     4,864       1,151         --      6,460          --         --         --
                                              --------    --------   --------   --------    --------   --------   --------
        Total (MBOE)........................    44,958      22,457     17,768     57,685      23,916     27,118     25,426
                                              --------    --------   --------   --------    --------   --------   --------
AVERAGE DAILY PRODUCTION:
  Oil (Bbls)................................    59,949      34,525     30,282     53,415      30,805     35,348     33,279
  Gas (Mcf).................................   521,492     261,113    207,392    519,259     207,244    233,685    218,285
  Natural gas liquids (Bbls)................    17,818       4,214         --     17,650          --         --         --
PRICES:
  Average oil price (Bbls)..................  $  18.04    $  18.70   $  19.62   $  19.67    $  19.96   $  16.96   $  15.40
  Average gas price (per Mcf)...............  $   2.11    $   2.21   $   2.12   $   2.11    $   2.27   $   1.84   $   1.89
  Average NGL price (per Bbl)...............  $  14.87    $  12.89         --   $  14.93          --         --         --
Production costs per BOE....................  $   4.04    $   4.08   $   4.63   $   3.80    $   4.61   $   4.83   $   5.00
Depletion...................................  $   6.31    $   5.40   $   4.45   $   6.34    $   4.30   $   5.36   $   5.18

                         SUMMARY PRO FORMA RESERVE DATA

     The following table sets forth pro forma information regarding changes in the net quantities of oil and natural gas reserves of the Company for the year ended December 31, 1996. The pro forma information gives effect to the Parker/Mesa Merger, the Chauvco Acquisition, and certain other transactions as if all those transactions had occurred on January 1, 1996. The following data are qualified in their entirety by, and should be read in conjunction with, the Company's unaudited pro forma combined financial statements and notes thereto contained in the Chauvco 8-K which is incorporated in the Prospectus by reference.

                                                                                 MBBLS
                                                              -------------------------------------------
                                                                 USA      ARGENTINA   CANADA      TOTAL     MBOE(A)
                                                              ---------   ---------   -------   ---------   -------
OIL, NATURAL GAS LIQUIDS AND CONDENSATE:
  Balance, January 1, 1996..................................    267,108     15,933     21,895     304,936   304,936
    Revisions of previous estimates.........................     31,475       (722)       249      31,002    31,002
    Purchase of mineral-in-place............................        300         --         --         300       300
    New discoveries and extensions..........................      2,794      1,608        650       5,052     5,052
    Production..............................................    (20,497)    (1,183)    (4,330)    (26,010)  (26,010)
                                                              ---------    -------    -------   ---------   -------
  Balance, December 31, 1996................................    281,180     15,636     18,464     315,280   315,280
                                                              =========    =======    =======   =========   =======

                                                                                 MMCF
                                                              -------------------------------------------
                                                                 USA      ARGENTINA   CANADA      TOTAL     MBOE(A)
                                                              ---------   ---------   -------   ---------   -------
GAS:
  Balance, January 1, 1996..................................  1,984,726    322,000    136,264   2,442,990   407,165
    Revisions of previous estimates.........................     42,246    (10,860)    (5,180)     26,206     4,368
    Purchase of mineral-in-place............................     11,494         --         --      11,494     1,916
    New discoveries and extensions..........................     30,151      4,588      3,320      38,059     6,343
    Production..............................................   (160,729)   (16,820)   (12,500)   (190,049)  (31,675)
                                                              ---------    -------    -------   ---------   -------
  Balance, December 31, 1996................................  1,907,888    298,908    121,904   2,328,700   388,117
                                                              =========    =======    =======   =========   =======
TOTAL MBOE, December 31, 1996(a)............................                                                703,397
                                                                                                            =======

---------------

(a) Equivalent oil reserves are based on six Mcf of gas per barrel of oil.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes offered hereby are estimated to be approximately $593 million after deduction of estimated expenses and underwriting discount. The Company will use the net proceeds to repay existing bank indebtedness outstanding under (i) its two Amended and Restated Credit Facility Agreements each dated as of December 18, 1997 (the "United States Credit Facility"), among the Company, as Borrower, and NationsBank of Texas, N.A., as Administrative Agent, CIBC Inc., as Documentation Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, The Chase Manhattan Bank, as Syndication Agent, the co-agents signatory thereto and the other lenders signatory thereto, and (ii) its $100 million note (the "Term Note"), dated as of December 22, 1997, payable to NationsBank of Texas, N.A. The Company must pay the amount outstanding, if any, under the Term Note before it may repay existing bank indebtedness outstanding under the United States Credit Facility.

     The United States Credit Facility consists of two credit facility agreements. The primary facility provides for a $1.075 billion revolving line of credit with a maturity date of August 7, 2002. The additional facility provides for a $300 million line of credit with a maturity date of August 5, 1998. Advances on the United States Credit Facility bear interest, at the borrower's option, based on (a) the prime rate of NationsBank of Texas, N.A., (b) a Eurodollar rate (substantially equal to LIBOR), adjusted for the reserve requirement as determined by the Board of Governors of the Federal Reserve System with respect to transactions in Eurocurrency liabilities ("LIBOR Rate"), or (c) a competitive bid rate as quoted by the lenders electing to participate following the borrower's request. Advances that bear a LIBOR Rate have periodic maturities, at the borrower's option, of one, two, three, six, nine or twelve months. Advances that bear competitive bid rates have periodic maturities, at the borrower's option, of not less than 15 days nor more than 360 days. The interest rates on LIBOR Rate advances vary with interest rate margins ranging from 18 basis points to 45 basis points. The interest rate margin is determined by a grid based upon the long-term public debt rating of the Company's senior unsecured indebtedness. The Company's obligations are guaranteed by Pioneer USA and certain other U.S. subsidiaries, and are secured by a pledge of 65% of the capital stock of certain non-U.S. subsidiaries (including Pioneer Canada). As of December 31, 1997, the Company had $1.344 billion outstanding under the United States Credit Facility with an effective interest rate for borrowings of 6.24% per annum, after giving effect to interest rate swaps. The United States Credit Facility has been used to refinance the debt of Parker & Parsley and Mesa, to fund the offer to purchase the Mesa Notes, to fund the acquisition of assets from ACI and Rockland, and for other general corporate purposes. The Term Note has a maturity date of April 1, 1999, and bears interest at the borrower's option at the rates set forth in clauses (a) and (b) of this paragraph. At December 31, 1997, the Company had $30 million outstanding under the Term Note with an interest rate of 8.5% per annum. The Term Note has been used to finance working capital.

     NationsBank of Texas, N.A., is an affiliate of NationsBanc Montgomery Securities LLC, Morgan Guaranty Trust Company of New York is an affiliate of J.P. Morgan Securities Inc., and The Chase Manhattan Bank is an affiliate of Chase Securities Inc. Each of these firms will receive 8.64% of the repayment of borrowings outstanding under the United States Credit Facility from the net proceeds of the Offering, and NationsBank of Texas, N.A., will receive 100% of repayment of borrowings under the Term Note. See "Underwriting."

                                 CAPITALIZATION

     The following table sets forth the current maturities of long-term debt and the capitalization of the Company as of September 30, 1997, (i) on a historical basis, (ii) on a pro forma basis to give effect to the Chauvco Acquisition, as though it had occurred on that date, and (iii) on a pro forma basis as adjusted to reflect the closing of the offer to purchase the Mesa Notes, the Offering, and the application of the estimated net proceeds from the Offering. This table should be read in conjunction with the Company's consolidated financial statements and notes thereto and the Company's unaudited pro forma combined financial statements and notes thereto contained in the reports incorporated in the Prospectus by reference.

                                                                    SEPTEMBER 30, 1997
                                                          --------------------------------------
                                                                           PRO        PRO FORMA
                                                          HISTORICAL    FORMA(A)     AS ADJUSTED
                                                          ----------   -----------   -----------
                                                                      (IN THOUSANDS)
Current maturities of long-term debt....................  $   11,116   $   16,088    $   16,088
                                                          ==========   ==========    ==========
Long term debt:
  United States Credit Facility.........................  $  713,000   $  743,000    $  733,167
  Canadian Credit Facility..............................          --      223,227       223,227
  2008 Notes (net of discount)..........................          --           --       348,299
  2028 Notes (net of discount)..........................          --           --       249,908
  8 7/8% senior notes due 2005..........................     150,000      150,000       150,000
  8 1/4% senior notes due 2007 (net of discount)........     149,328      149,328       149,328
  10 5/8% senior subordinated notes due 2006............     369,572      369,571         7,776
  11 5/8% senior subordinated discount notes due 2006...     209,481      209,481        17,884
  Fixed rate building loan..............................       9,336        9,336         9,336
  Other.................................................         428          428           428
                                                          ----------   ----------    ----------
          Total long-term debt, excluding current
            maturities..................................   1,601,145    1,854,371     1,889,352
                                                          ----------   ----------    ----------
Stockholders' equity:
  Common stock..........................................         745          994           994
  Additional paid-in capital............................   1,626,487    2,314,571     2,314,571
  Unearned compensation.................................     (17,316)     (17,316)      (17,316)
  Retained earnings.....................................     108,191      108,191        96,314
                                                          ----------   ----------    ----------
          Total stockholders' equity....................   1,718,107    2,406,440     2,394,563
                                                          ----------   ----------    ----------
          Total capitalization..........................  $3,319,252   $4,260,811    $4,283,915
                                                          ==========   ==========    ==========

---------------

(a) Does not give effect to (i) the acquisition of assets from ACI and Rockland, or (ii) the divestiture of $104 million in non-strategic properties. See "Summary -- The Company -- Recent Developments."

                              DESCRIPTION OF NOTES

GENERAL

     The 2008 Notes and the 2028 Notes are separate series of Debt Securities described in the accompanying Prospectus. The Notes are to be issued and governed by an Indenture, to be dated as of January 13, 1998 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"), substantially identical to the form of Indenture described in the accompanying Prospectus.

     The following is a summary of certain provisions of the Notes and the Indenture, a form of which is an exhibit to the registration statement relating hereto. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939.

2008 NOTES

     The 2008 Notes will be unsecured senior obligations of the Company, limited to $350 million aggregate principal amount, and will mature on January 15, 2008. The 2008 Notes will bear interest at the rate per annum shown on the cover page hereof from January 13, 1998, or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the January 1 and July 1 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing July 15, 1998. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be paid on the basis of a 360-day year comprised of twelve 30-day months.

2028 NOTES

     The 2028 Notes will be unsecured senior obligations of the Company, limited to $250 million aggregate principal amount, and will mature on January 15, 2028. The 2028 Notes will bear interest at the rate per annum shown on the cover page hereof from January 13, 1998, or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the January 1 and July 1 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing July 15, 1998. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be paid on the basis of a 360-day year comprised of twelve 30-day months.

GUARANTEES

     The obligations of the Company under the Indenture will be unconditionally guaranteed on an unsecured basis by Pioneer USA. The Guarantees will terminate if the Guarantor is released from its guarantees of the Company's United States Credit Facility. The Guarantees are not required to be reinstated if the Guarantor's guarantees of the United States Credit Facility are subsequently reinstated or if the Guarantor guarantees or incurs other debt. Subject to the foregoing, the Guarantor may not consolidate or merge with or into any person, or sell all or substantially all its assets, unless either (i) the Guarantor shall be the continuing person in the case of merger, or (ii) the resulting, surviving or transferee person, if other than the Guarantor, shall be a corporation organized and existing under the laws of the United States, any State, or the District of Columbia and shall expressly assume all of the obligations of the Guarantor under the Guarantees. Violation of the preceding covenant will constitute an Event of Default with respect to the Notes.

     Pioneer USA is a direct, wholly-owned subsidiary of the Company and owns substantially all of the United States onshore and offshore properties of the Company. Pioneer USA has no borrowed money obligations other than for a $9.1 million secured building loan and certain capitalized lease obligations and has no guarantees of other borrowed money obligations except as guarantor of the Notes, the United States Credit Facility, and the Parker & Parsley Notes.

     Although Holders of the Notes will be direct creditors of the Guarantor by virtue of the Guarantees, existing or future creditors of the Guarantor, a trustee in bankruptcy, or the Guarantor as debtor-in-possession could avoid or subordinate the Guarantees under fraudulent conveyance laws if it were successful in establishing that (i) the Guarantees were incurred with intent to hinder, delay or defraud any present or future creditor, or (ii) the Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Guarantees and that it (a) was insolvent at the time of the issuance, (b) was rendered insolvent by reason of the issuance, (c) was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business, or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured. Among other things, a legal challenge of the Guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Notes. To the extent the Guarantees were avoided as fraudulent conveyances or held unenforceable for any other reason, the Holders of the Notes would cease to have any claim in respect of the Guarantor, would be creditors solely of the Company, and may be required to return all amounts received pursuant to the avoided Guarantees.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction that is being applied. Generally, however, a company would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation, or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

     No other direct or indirect subsidiary of the Company will be a guarantor of the Notes.

RANKING

     The Notes will be general unsecured obligations of the Company ranking pari passu in right of payment with all other senior unsecured indebtedness of the Company and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. At December 31, 1997, after giving effect to the Offering and the application of estimated net proceeds therefrom, the Company would have had approximately $1.1 billion of indebtedness for borrowed money ranking pari passu in right of payment with the Notes. The Notes will be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The Company's $1.375 billion United States Credit Facility is secured by a pledge of 65% of the outstanding stock of certain of the Company's non-U.S. subsidiaries, including Pioneer Canada (the "Pledged Stock"). Accordingly, the Notes will be effectively subordinated to any indebtedness under the United States Credit Facility to the extent of the value of the Pledged Stock. If an event of default occurs under the United States Credit Facility, the lenders under the United States Credit Facility may foreclose upon the Pledged Stock to the exclusion of the Holders of the Notes, notwithstanding the existence of any event of default under the Indenture. In that event, the Pledged Stock would first be used to repay in full amounts outstanding under the United States Credit Facility, resulting in the Pledged Stock being unavailable to satisfy the claims of Holders of the Notes and other unsecured indebtedness.

     The Company is a holding company that conducts all its operations through subsidiaries, and the Notes will be effectively subordinated to all obligations of the Company's subsidiaries that are not guarantors of the Notes, including the claims of the lenders against guarantors of the United States Credit Facility and the claims of the lenders against Chauvco and guarantors under the Canadian Credit Facility. At December 31, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Company's subsidiaries that are not guarantors of the Notes, including Pioneer Canada and Chauvco, would have had approximately $248.3 million of indebtedness for borrowed money (excluding guarantees by some of those subsidiaries with respect to the $1.375 billion United Stated Credit Facility). If Pioneer USA's guarantees of the United States Credit Facility are terminated, the Guarantees will also terminate. The Indenture does not require the Guarantees to be reinstated if Pioneer USA's guarantees of the United States Credit Facility are subsequently reinstated or if Pioneer USA guarantees or incurs other debt. If Pioneer USA's guarantees of the United States Credit Facility are subsequently reinstated or if Pioneer USA subsequently guarantees or incurs other debt, the Notes would be effectively subordinated to the United States Credit Facility or such debt or guarantees to the extent of the value of such debt or guarantees of Pioneer USA unless Pioneer USA voluntarily provides a new guarantee of the Notes. The United States Credit Facility is also guaranteed by certain other subsidiaries of the Company that are not guaranteeing the Notes, and the Notes will be effectively subordinated to the United States Credit Facility to the extent of the value of such guarantees. The Indenture does not restrict the ability of any subsidiaries to incur additional liabilities, including indebtedness under and guarantees of bank credit facilities, in the future. The Company's subsidiaries may also have other liabilities, including contingent liabilities, which could be substantial.

     Substantially all of the Company's operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Company's debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company's subsidiaries, could limit the Company's ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Notes.

     The Guarantees will be general unsecured obligations of the Guarantor ranking pari passu in right of payment with all other senior unsecured indebtedness of the Guarantor and will be senior in right of payment to any subordinated indebtedness of the Guarantor. The Guarantor has guaranteed the United States Credit Facility and the Parker & Parsley Notes, which guarantees will be pari passu with the Guarantees. The Guarantees will be effectively subordinated in right of payment to any secured indebtedness of the Guarantor to the extent of the value of the assets securing such indebtedness. The Guarantees could also be effectively subordinated to all the obligations of the Guarantor under certain circumstances. See "Description of Notes -- Guarantees."

OPTIONAL REDEMPTION

     The Notes of each series will be redeemable at any time, at the option of the Company, in whole or from time to time in part, upon not less than 30 and not more than 60 days' notice as provided in the Indenture, on any date prior to their respective maturity (the "Redemption Date") at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date) plus a Make-Whole Premium, if any (the "Redemption Price"). In no event will a Redemption Price ever be less than 100% of the principal amount of the relevant Notes plus accrued and unpaid interest, if any, to the Redemption Date.

     The amount of the Make-Whole Premium with respect to any Note (or portion thereof) to be redeemed will be equal to the excess, if any, of :

          (i) the sum of the present values, calculated as of the Redemption Date, of:

             (A) each interest payment that, but for such redemption, would have been payable on the Note (or portion thereof) being redeemed on each interest payment date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

             (B) the principal amount that, but for such redemption, would have been payable at the final maturity of the Note (or portion thereof) being redeemed; over

          (ii) the principal amount of the Note (or portion thereof) being redeemed.

     The present values of interest and principal payments referred to in clause
(i) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 20 basis points in the case of the 2008 Notes and the Treasury Yield plus 25 basis points in the case of the 2028 Notes.

     The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by the Company; provided that if the Company fails to make such appointment at least 45 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by Salomon Brothers Inc or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

     For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the applicable Notes, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable Redemption Date.

     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15 (519)

Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

     There will be no mandatory sinking fund payments for the Notes.

BOOK-ENTRY, DELIVERY AND FORM

     Except as described below, the Notes sold will initially be issued in the form of two or more global notes (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Notes directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, including the Underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance by the Company of Notes represented by the Global Notes, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Notes to the accounts of participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Notes represented by Global Notes will be limited to participants or persons that hold interests through participants. Ownership of such beneficial interests in Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in Notes represented by Global Notes.

     So long as the Depositary, or its nominee, is the registered holder and owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have the Notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery or certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Indenture. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Notes desires to take any action that the Depositary, as the holder of the Global Notes, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on Notes represented by Global Notes registered in the name of and held by the Depositary or its nominee will be made by the Company through the Paying Agent (as defined in the Indenture) to the Depositary or its nominee, as the case may be, as the registered owner and Holder of such Global Notes.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal of or interest on the Notes represented by Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Notes represented by Global Notes held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on amount of, beneficial ownership interests in the Notes represented by Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Notes represented by Global Notes owned through such participants.

     Unless and until they are exchanged in whole or in part for certificated Notes in definitive form, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes represented by Global Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The Notes represented by the Global Notes are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by the Company within 90 days, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Notes, (iii) an Event of Default has occurred and is continuing, or (iv) upon the occurrence of certain other events. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Notes are not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depositary or its nominee.

SAME-DAY PAYMENT

     The Indenture will require that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

CERTAIN COVENANTS

     The Indenture will not limit the amount of indebtedness or other obligations that may be incurred by the Company and its subsidiaries and will not contain provisions that would give holders of the Notes the right to require the Company to repurchase their Notes in the event of a decline in the credit rating of the Company's debt securities or upon a change of control of the Company. The Indenture will contain covenants including, among others, the following:

          Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, create or permit to exist any Liens upon any Principal Property or any shares of stock or Indebtedness of any Subsidiary that owns or leases any Principal Property (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) unless all payments due under the Indenture with respect to the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Company to secure the Notes if the Liens consist of either (a) Permitted Liens or (b) Liens securing excepted indebtedness as described below.

          Limitation on Sale and Leaseback Transactions. Neither the Company nor any Subsidiary will enter into any Sale and Leaseback Transaction with respect to any Principal Property unless either (a) the Company or such Subsidiary would be entitled, pursuant to the provisions of the Indenture, to incur Indebtedness secured by a Lien on the property to be leased without equally and ratably securing the Notes pursuant to the covenant described above in "Limitation on Liens," or (b) the Company, within six months after the effective date of such transaction, applies to the voluntary defeasance or retirement of its funded debt an amount equal to the Attributable Indebtedness of such transaction.

          Excepted Indebtedness. Notwithstanding the foregoing limitations on Liens and Sale and Leaseback Transactions, the Company and its Subsidiaries may issue, assume, or guarantee Indebtedness secured by a Lien without securing the Notes, or may enter into Sale and Leaseback Transactions without defeasing or retiring funded debt, or enter into a combination of such transactions, if the sum of the principal amount of all such Indebtedness and the Attributable Indebtedness of all such Sale and Leaseback Transactions does not at any time exceed 15% of Adjusted Consolidated Net Tangible Assets.

     The covenants described above will be subject to defeasance by the Company under certain circumstances. See "Description of Debt Securities -- Satisfaction and Discharge of the Indenture; Defeasance" in the Prospectus.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

CONCERNING THE TRUSTEE

     The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Company may have banking relationships in the ordinary course of business with The Bank of New York.

CERTAIN DEFINITIONS

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of:

          (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, Federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and
     (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since such year end, and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report), in each case as estimated by the Company's petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;
     (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements, and (iv) the greater of (A) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statement, and (B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements; minus

          (b) the sum of (i) Minority Interests; (ii) any net gas balancing liabilities of the Company and its Subsidiaries reflected in the Company's latest audited financial statements; (iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and (iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

     If the Company changes its method of accounting from the successful efforts method to the full cost or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the successful efforts method of accounting.

     "Attributable Indebtedness" with respect to a Sale and Leaseback Transaction means, as of the time of determination, (i) if the obligation with respect to such Sale and Leaseback Transaction is a Capitalized Lease Obligation, the amount equal to the capitalized amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (ii) if the obligation with respect to such Sale and Leaseback Transaction is not a Capitalized Lease Obligation, the amount equal to the total Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the applicable series of Notes compounded semiannually.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commodity Price Protection Agreement" means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders' equity) amounts attributable to Redeemable Stock of such Person or its Subsidiaries.

     "Currency Exchange Protection Agreement" means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Government Contract Lien" means any Lien required by any contract, statute, regulation or order in order to permit the Company or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by the Company or any of its Subsidiaries to the United States or any State thereof or any department, agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order.

     "Guarantor" means Pioneer Natural Resources USA, Inc. with respect to the 2008 Notes and the 2028 Notes.

     "Hedging Obligation" of any Person means an obligation of such Person pursuant to any Interest Rate Protection Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or other similar agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Indebtedness" means, with respect to any Person, at any date, any of the following, without duplication: (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument, or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property;
(ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property); (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction other than as entered into in the ordinary course of business; (iv) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such indebtedness secured by such Lien or the fair market value of the assets or the property securing such lien; (v) all indebtedness of others (including all interest and dividends on any Indebtedness or Preferred Stock of any other Person the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; and (vi) to the extent not otherwise included in this definition, obligations in respect of Hedging Obligations. Indebtedness shall not include (a) accounts payable arising in the ordinary course of business, and (b) any obligations in respect of prepayments for gas or oil production or gas or oil imbalances.

     "Interest Rate Protection Agreement" means, in respect of any Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Issue Date" means the date on which the Notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

     "Minority Interest" means the percentage interest represented by any shares of stock of any class of a Subsidiary that are not owned by the Company or a Subsidiary.

     "Net Amount of Rent" as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.

     "Net Working Capital" means (a) all current assets of the Company and its Subsidiaries, less (b) all current liabilities of the Company and its Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP.

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's, laborers', materialmen's, landlords', vendors', workmen's, operators', producers' (including those arising pursuant to Article 9.319 of the

Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others) and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens for property taxes, assessments and other governmental charges or levies not yet delinquent or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings; (d) minor survey exceptions, minor encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person; (e) Liens existing on or provided for under the terms of agreements existing on the date the Notes are issued (including the United States Credit Facility and the Canadian Credit Facility);
(f) Liens on property or assets of, or any shares of stock of or secured debt of, any Person at the time the Company or any of its Subsidiaries acquired the property or the Person owning such property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; (g) Liens securing a Hedging Obligation so long as such Hedging Obligation is of the type customarily entered into in connection with, and is entered into for the purpose of, limiting risk; (h) Liens upon specific properties of the Company or any of its Subsidiaries securing Indebtedness incurred in the ordinary course of business to provide all or part of the funds for the exploration, drilling or development of those properties; (i) Purchase Money Liens; (j) Liens securing only Indebtedness of a wholly-owned Subsidiary of the Company to the Company or to one or more wholly-owned Subsidiaries of the Company; (k) Liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Indebtedness issued or Guaranteed by the United States, any state or any department, agency or instrumentality thereof; (l) Government Contract Liens; (m) Liens in respect of Production Payments and Reserve Sales; (n) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Subsidiaries; (o) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment); (p) rights of a common owner of any interest in property held by such Person; (q) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business; (r) any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties that do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person; and (s) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (e) through (m); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus improvements on such property, and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (e) through (m) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Principal Property" means any property owned or leased by the Company or any Subsidiary, the gross book value of which exceeds one percent of Consolidated Net Worth.

     "Production Payments and Reserve Sales" means the grant or transfer by the Company or a Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

     "Purchase Money Lien" means a Lien on property securing Indebtedness incurred by the Company or any of its Subsidiaries to provide funds for all or any portion of the cost of (i) acquiring such property incurred before, at the time of, or within six months after the acquisition of such property or (ii) constructing, developing, altering, expanding, improving or repairing such property or assets used in connection with such property.

     "Redeemable Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is or could become required to be redeemed for cash or other property or is or could become redeemable for cash or other property at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the stated maturity of the applicable series of Notes; or is or could become exchangeable at the option of the holder thereof for Indebtedness at any time in whole or in part, on or prior to the first anniversary of the stated maturity of the applicable series of Notes; provided, however, that Redeemable Stock shall not include any security that may be exchanged or converted at the option of the holder for Capital Stock of the Company having no preference as to dividends or liquidation over any other Capital Stock of the Company.

     "Sale and Leaseback Transaction" means any arrangement with any Person pursuant to which the Company or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (ii) leases between the Company and a Subsidiary or between Subsidiaries, (iii) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property, and (iv) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

     "Subsidiary" of any Person means (i) any Person of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the Subsidiaries of that Person or a combination thereof, and (ii) any partnership, joint venture or other Person in which such Person or one or more of the Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

                                  UNDERWRITING

     The Company has entered into an Underwriting Agreement dated January 8, 1998 (the "Underwriting Agreement"), with Salomon Brothers Inc, Chase Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and NationsBanc Montgomery Securities LLC (the "Underwriters"). Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the aggregate principal amount of 2008 Notes and 2028 Notes set forth opposite its name below.

                                                               2008 NOTES      2028 NOTES
                                                               PRINCIPAL       PRINCIPAL
                        UNDERWRITER                              AMOUNT          AMOUNT
                        -----------                           ------------    ------------
Salomon Brothers Inc........................................  $105,100,000    $ 75,500,000
Chase Securities Inc. ......................................   105,100,000      75,500,000
J.P. Morgan Securities Inc..................................    46,600,000      33,000,000
Morgan Stanley & Co. Incorporated...........................    46,600,000      33,000,000
NationsBanc Montgomery Securities LLC ......................    46,600,000      33,000,000
                                                              ------------    ------------
          Total.............................................  $350,000,000    $250,000,000
                                                              ============    ============

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes are subject to certain conditions precedent.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"), and will contribute to payments that the Underwriters may be required to make in respect thereof.

     The Underwriters have advised the Company that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the 2008 Notes and not in excess of 0.50% of the principal amount of the 2028 Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the 2008 Notes and not in excess of 0.25% of the 2028 Notes on sales to certain other dealers. After the initial offering, the price to public and concessions to dealers may be changed.

     The Notes are new issues of securities with no established trading market. The Notes will not initially be listed for trading on any securities exchange or other trading market, and the Company does not intend to make application for the listing of the Notes. The Company has been advised by the Underwriters that they currently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time as to any or all of the Notes at the sole discretion of the respective Underwriters. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Notes.

     Under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), if more than 10% of the net proceeds of a public offering of debt securities are to be paid to members of the NASD that are participating in the offering, or affiliated or associated persons, the yield on the debt securities distributed to the public must be no lower than that recommended by a "qualified independent underwriter," as defined in Rule 2720 of the Conduct Rules of the NASD. Because The Chase Manhattan Bank, NationsBank of Texas, N.A., and Morgan Guaranty Trust Company of New York, agent banks and lenders under the United States Credit Facility and affiliates of Chase Securities Inc., NationsBanc Montgomery Securities LLC and J.P. Morgan Securities Inc., respectively (each of which are Underwriters of the Offering), will each receive 8.64% of the repayment of amounts outstanding under the United States Credit Facility, and NationsBank of Texas, N.A., will receive 100% of the repayment of amounts outstanding under the Term Note, in each case from the net proceeds of the Offering, Salomon Brothers Inc, another Underwriter of the Offering (the "Independent Underwriter"), will act as a qualified independent underwriter in connection with the Offering. The Independent Underwriter in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus Supplement and the Registration Statement of which this Prospectus Supplement and the Prospectus form a part. The Independent Underwriter will not receive any additional fees for serving as a qualified independent underwriter in connection with the Offering. The yield on the Notes sold to the public will be no lower than that recommended by the Independent Underwriter.

     The Underwriters and certain of their affiliates and associates may be customers of, have lending relationships with, engage in transactions with, and/or perform services, including investment banking services, for the Company and its affiliates in the ordinary course of business. In addition to the lending relationships described above, Salomon Brothers Inc acted as financial advisor to Chauvco in connection with the Chauvco Acquisition, for which Chauvco has agreed to pay Salomon Brothers Inc a customary fee. The Chase Manhattan Bank acts as Trustee under the indenture for the Parker & Parsley Notes, for which it receives customary fees and indemnifications from the Company. The Company has a contractual relationship with Phibro Energy, Inc., an affiliate of Salomon Brothers Inc, pursuant to which Phibro Energy, Inc. purchases crude oil from the Company and its affiliates.

     In connection with the Offering, certain Underwriters and their affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Notes for the purpose of stabilizing their market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Notes in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Notes in the open market following completion of the Offering to cover such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any debt securities of the Company in an offering to the public (or in a private offering where holders of the debt securities are granted rights to have such debt securities registered under the Securities Act or to exchange such debt securities for other debt securities that are so registered) from the date of this Prospectus Supplement until the first business day after the closing of the Offering without the prior consent of Salomon Brothers Inc.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Notes offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas. The Underwriters are being represented by Cravath, Swaine & Moore, New York, New York. Michael D. Wortley, a partner of Vinson & Elkins L.L.P., is also a director of the Company and beneficially owns 6,623 shares of Common Stock of the Company.

                              INDEPENDENT AUDITORS

     The Consolidated Financial Statements of the Company (successor to Parker & Parsley and subsidiaries) have been incorporated by reference in the Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of in 1995 and a change in the method of accounting for income taxes in 1993.

     The Consolidated Financial Statements of Mesa incorporated by reference in the Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The Financial Statements of Greenhill Petroleum Corporation incorporated by reference in the Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The Consolidated Financial Statements of Chauvco incorporated by reference in the Prospectus have been audited by Price Waterhouse, chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                               RESERVE ENGINEERS

     The estimates of the Company's proved reserves as of December 31, 1996, incorporated by reference in the Prospectus, are based upon a reserve report prepared by the Company and audited by Netherland, Sewell & Associates, Inc., independent petroleum consultants, and are incorporated by reference herein upon the authority of such firm as experts with respect to such matters covered by such report.

     The estimates of Mesa's proved reserves as of December 31, 1996, incorporated by reference in the Prospectus with respect to its Hugoton and West Panhandle field properties, are based upon a reserve report prepared by Williamson Petroleum Consultants, Inc., independent petroleum consultants, and are incorporated by reference herein upon the authority of such firm as experts with respect to such matters covered by such report. The estimates of Greenhill Petroleum Corporation's proved reserves as of December 31, 1996, incorporated by reference in the Prospectus, are based upon a reserve report prepared by Miller and Lents, Ltd., independent petroleum consultants, and are incorporated by reference herein upon the authority of such firm as experts with respect to such matters covered by such report.

     The estimates of Chauvco's proved reserves as of December 31, 1996, incorporated by reference in the Prospectus, are based upon reserve reports prepared by Gilbert Lausten Jung Associates, Ltd. and Martin Petroleum and Associates, independent petroleum consultants, and are incorporated by reference herein upon the authority of such firms as experts with respect to such matters covered by such reports.

     The Company anticipates that future estimates of its proved reserves will be prepared by the Company's internal petroleum engineers and will not be audited or reviewed by independent petroleum consultants.

PROSPECTUS

                       PIONEER NATURAL RESOURCES COMPANY
               PIONEER NATURAL RESOURCES USA, INC., AS GUARANTOR

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS
                         GUARANTEES OF DEBT SECURITIES

LOGO

     Pioneer Natural Resources Company (the "Company"), a Delaware corporation, may offer from time to time (a) debt securities ("Debt Securities"), which may be subordinated to other indebtedness of the Company, (b) warrants to purchase Debt Securities ("Debt Warrants"), (c) shares of preferred stock, par value $.01 per share ("Preferred Stock"), (d) warrants to purchase shares of Preferred Stock ("Preferred Stock Warrants"), (e) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series ("Depositary Shares"), (f) shares of common stock, par value $.01 per share ("Common Stock"), and (g) warrants to purchase shares of Common Stock ("Common Stock Warrants"), and Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a Delaware corporation and direct, wholly-owned subsidiary of the Company, may offer from time to time guarantees of Debt Securities ("Guarantees"), all having an aggregate initial public offering price not to exceed $1,400,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies, including European Currency Units. The Debt Warrants, Preferred Stock Warrants and Common Stock Warrants are referred to herein collectively as "Warrants," and the Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Warrants and Guarantees are referred to herein collectively as the "Offered Securities." The Offered Securities may be offered, separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale.

     The specific terms of the Offered Securities with respect to which this Prospectus is being delivered will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering of the Offered Securities and the initial price and the net proceeds to the Company or Pioneer USA from the sale thereof. The Prospectus Supplement will include, with regard to the particular Offered Securities, the following information: (a) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment, or sinking fund provisions, the currency or currency unit in which principal, premium, or interest is payable, the designation of the trustee acting under the applicable indenture, and the initial offering price; (b) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, and whether the Company has elected to offer the Preferred Stock in the form of Depositary Shares; (c) in the case of Common Stock, the number of shares and the terms of the offering and sale thereof; (d) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon exercise, the exercise price, the terms of the offering and sale thereof, and where applicable, the duration and detachability thereof; (e) in the case of Guarantees, the series of Debt Securities to which the Guarantees apply, whether the Guarantees are secured or unsecured, conditional or unconditional, senior or subordinate to other guarantees or indebtedness, and any other material terms; and (f) in the case of all Offered Securities, whether the Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

     The Company may sell the Offered Securities directly, through agents designated from time to time, or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of the Offered Securities, the names of the agents, underwriters or dealers and any applicable commissions or discounts and the net proceeds to the Company from the sale will be set forth in the applicable Prospectus Supplement.

      THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

January 7, 1998

     CERTAIN PERSONS PARTICIPATING IN AN OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH OFFERED SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER AN OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

     The Company and Pioneer USA are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Each of the Company and Pioneer USA files reports and other information, and the Company files proxy statements, with the Securities and Exchange Commission (the "SEC"). Those reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. These reports, proxy statements and other information may also be obtained without charge from the web site that the SEC maintains at http://www.sec.gov. These reports, proxy statements, and other information about the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company and Pioneer USA have filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Offered Securities. This Prospectus and any accompanying Prospectus Supplement do not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company, Pioneer USA and the Offered Securities, reference is made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by that reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company, Pioneer USA, Parker & Parsley Petroleum Company ("Parker & Parsley") and MESA Inc. ("Mesa") with the SEC, are incorporated by reference into this Prospectus, and are deemed to be a part of this Prospectus:

      1. Mesa's Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 1996;

      2. Mesa's Quarterly Report on Form 10-Q for the period ended March 31,
         1997;

      3. Mesa's Quarterly Report on Form 10-Q for the period ended June 30,
         1997;

      4. Mesa's Current Reports on Form 8-K, dated February 7, 1997, and April 6, 1997, and Mesa's Current Report on Form 8-K/A, dated February 7, 1997;

      5. Mesa's Current Report on Form 8-K, dated August 7, 1997;

      6. Parker & Parsley's Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 1996;

      7. Parker & Parsley's Current Report on Form 8-K, dated February 3, 1997;

      8. Parker & Parsley's Quarterly Report on Form 10-Q for the period ended March 31, 1997;

      9. Parker & Parsley's Current Reports on Form 8-K, dated April 3, 1997, July 28, 1997, and July 29, 1997;

     10. Parker & Parsley's Quarterly Report on Form 10-Q for the period ended June 30, 1997;

     11. Parker & Parsley's Current Report on Form 8-K, dated April 6, 1997;

     12. Parker & Parsley's Current Report on Form 8-K, dated August 7, 1997;

     13. The Company's Registration Statement on Form S-4 (No. 333-26951) filed on June 26, 1997, including any amendment or report for the purpose of updating any such material;

     14. The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997;

     15. The Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997;

     16. The Company's Current Report on Form 8-K, dated August 7, 1997;

     17. The Company's Current Report on Form 8-K, dated September 3, 1997;

     18. The Company's Current Report on Form 8-K, dated December 5, 1997;

     19. The Company's Current Report on Form 8-K, dated December 18, 1997;

     20. The Definitive Joint Management Information Circular and Proxy Statement of the Company and Chauvco Resources Ltd. (File No. 001-13245) filed with the SEC on November 17, 1997, including any amendment or report for the purpose of updating any such material;

     21. The description of the Company's Common Stock contained in the Company's Registration Statement on Forms 8-A and 8-A/A (File No. 001-13245), declared effective by the SEC on August 8, 1997; and

     22. Pioneer USA's Quarterly Report on Form 10-Q for the period ended September 30, 1997.

     All documents filed by the Company and Pioneer USA pursuant to Section 13(a), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any person, a copy of any or all of the documents referred to above that have been or may be incorporated by reference into this Prospectus, other than exhibits to the documents (unless the exhibits are specifically incorporated by reference into the documents). Written or telephone request for the copies should be directed to Corporate Secretary, Pioneer Natural Resources Company, 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039 (Telephone: (972) 444-9001).

                                  THE ISSUERS

     The Company is one of the largest public independent oil and gas companies in the United States, engaged principally in the acquisition, development and production of, and exploration for, oil and gas reserves and related activities. Pioneer USA is a direct, wholly-owned subsidiary of the Company and, at December 31, 1997, directly owned substantially all of the United States onshore and offshore properties of the Company. The executive offices and operating headquarters of the Company and Pioneer USA are located at 1400 Williams Square West, 5205 North O'Connor Blvd., Irving, Texas 75039, and their telephone number at those offices is (972) 444-9001.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of Offered Securities will be used for general corporate purposes, which may include repayment of indebtedness, redemption or repurchase of securities of the Company or any subsidiary, additions to working capital, and capital expenditures, including exploration, development and acquisitions.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
            EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends (a) for each of 1996, 1995, 1994, 1993 and 1992, and for the nine months ended September 30, 1997, on a historical basis, and (b) for 1996 and the nine months ended September 30, 1997, on a pro forma basis after giving effect to (i) the merger of Mesa with and into the Company, (ii) the merger of Parker & Parsley with and into MESA Operating Co., a subsidiary of Mesa, and (iii) the Company's acquisition of Chauvco Resources Ltd. ("Chauvco"), a corporation organized under the laws of Alberta, Canada ("Chauvco Acquisition").

                                                         NINE MONTHS
                                                            ENDED                      YEAR ENDED DECEMBER 31
                                 NINE MONTHS ENDED      SEPTEMBER 30,   ----------------------------------------------------
                                 SEPTEMBER 30, 1997         1996                 1996            1995    1994    1993   1992
                               ----------------------   -------------   ----------------------   ----    ----    ----   ----
                               HISTORICAL   PRO FORMA                   HISTORICAL   PRO FORMA
                               ----------   ---------                   ----------   ---------
Ratio of earnings to fixed
  charges(a).................     1.5                        5.4           5.3          1.6                      3.0    2.9
Ratio of earnings to fixed
  charges and preferred stock
  dividends(c)...............     1.5                        5.4           5.3          1.6                      3.0    2.9

---------------

(a) For purposes of computing the ratio, earnings consist of income before income taxes and cumulative effect of accounting change plus fixed charges, net of preferred stock dividends of subsidiary and interest capitalized, and fixed charges consist of interest expense, interest capitalized, the portion of rental expense attributable to interest, and preferred stock dividends of subsidiary.

(b) The ratio indicates a less than one-to-one coverage because the earnings are inadequate to cover the fixed charges for the period. Pro forma combined earnings for the nine months ended September 30, 1997, and the Company's historical earnings for the years ended December 31, 1995 and 1994, were insufficient to cover its fixed charges. The amounts of the deficiencies were $27.6 million, $150 million and $20.5 million, respectively.

(c) For purposes of computing the ratio, adjusted earnings consist of income before income taxes and cumulative effect of accounting change plus fixed charges and preferred stock dividends, net of preferred stock dividends of subsidiary and interest capitalized, and fixed charges and preferred stock dividends consist of interest expense, interest capitalized, the portion of rental expense attributable to interest, preferred stock dividends of subsidiary, and preferred stock dividends. The dividends on the 6 1/4% Cumulative Guaranteed Monthly Income Convertible Preferred Shares of Parker & Parsley Capital LLC, a subsidiary of Parker & Parsley, were recorded as interest expense for financial reporting purposes until those shares were converted into common stock of Parker & Parsley on July 28, 1997.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which the general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to the Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

     The Debt Securities will be general obligations of the Company and may be subordinated to Senior Indebtedness (as defined below) of the Company to the extent set forth in the Prospectus Supplement relating thereto. See "Description of Debt Securities -- Subordination." Debt Securities will be issued under an indenture (the "Indenture"), between the Company and one or more commercial banks to be selected as trustees (the trustee or trustees selected are referred to collectively as the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939 (the "TIA"), and the terms of the Debt Securities will include those made part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture will also be available for inspection at the corporate trust office of the Trustee. The following discussion of certain provisions of the Indenture is a summary only and does not purport to be a complete description of the terms and provisions of the Indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the Indenture and the TIA, including the definition in the Indenture of terms used below with their initial letters capitalized.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities of the series with respect to which the Prospectus Supplement is being delivered:

          (a) The title of the Debt Securities of the series;

          (b) Any limit on the aggregate principal amount of the Debt Securities of the series that may be authenticated and delivered under the Indenture;

          (c) The date or dates on which the principal and premium with respect to the Debt Securities of the series are payable;

          (d) The rate or rates (which may be fixed or variable) at which the Debt Securities of the series shall bear interest (if any) or the method of determining the rate or rates, the date or dates from which the interest shall accrue, the interest payment dates on which the interest shall be payable or the method by which the dates will be determined, the record dates for the determination of holders thereof to whom the interest is payable (in the case of Registered Securities), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

          (e) The place or places, if any, in addition to or instead of the corporate trust office of the Trustee (in the case of Registered Securities) or the principal London office of the Trustee (in the case of Bearer Securities), where the principal, premium, and interest with respect to Debt Securities of the series shall be payable;

          (f) The price or prices at which, the period or periods within which, and the terms and conditions upon which, Debt Securities of the series may be redeemed, in whole or in part, at the option of the Company or otherwise;

          (g) Whether Debt Securities of the series are to be issued as Registered Securities or Bearer Securities or both and, if Bearer Securities are to be issued, whether coupons will be attached thereto, whether Bearer Securities of the series may be exchanged for Registered Securities of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

          (h) If any Debt Securities of the series are to be issued as Bearer Securities or as one or more Global Securities (as defined below) representing individual Bearer Securities of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary Bearer Security of the series payable with respect to any interest payment date prior to the exchange of the temporary Bearer Security for definitive Bearer Securities of the series shall be paid to any clearing organization with respect to the portion of the temporary Bearer Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on the interest payment date; and the terms upon which a temporary Bearer Security may be exchanged for one or more definitive Bearer Securities of the series;

          (i) The obligation, if any, of the Company to redeem, purchase or repay Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Debt Securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

          (j) The terms, if any, upon which the Debt Securities of the series may be convertible into or exchanged for Common Stock, Preferred Stock (which may be represented by Depositary Shares), other Debt Securities, or warrants for Common Stock, Preferred Stock, or indebtedness or other securities of any kind of the Company or any other issuer or obligor and the terms and conditions upon which the conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period, and any other additional provisions;

          (k) If other than denominations of $1,000 or any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable;

          (l) If the amount of principal, premium or interest with respect to the Debt Securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which the amounts will be determined;

          (m) If the principal amount payable at the stated maturity of Debt Securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

          (n) Any changes or additions to the provisions of the Indenture dealing with defeasance, including the addition of additional covenants that may be subject to the Company's covenant defeasance option;

          (o) If other than the coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, the coin or currency or currencies or units of two or more currencies in which payment of the principal, premium, and interest with respect to Debt Securities of the series shall be payable;

          (p) If other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

          (q) The terms, if any, of the transfer, mortgage, pledge or assignment as security for the Debt Securities of the series of any properties, assets, moneys, proceeds, securities, or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the Indenture as then in effect;

          (r) Any addition to or change in the Events of Default with respect to the Debt Securities of the series and any change in the right of the Trustee or the holders to declare the principal, premium and interest with respect to the Debt Securities due and payable;

          (s) If the Debt Securities of the series shall be issued in whole or in part in the form of a Global Security, the terms and conditions, if any, upon which the Global Security may be exchanged in whole or in part for other individual Debt Securities in definitive registered form, the Depositary for the Global

     Security, and the form of any legend or legends to be borne by the Global Security in addition to or in lieu of the legend referred to in the Indenture;

          (t) Any Trustee, authenticating or paying agents, transfer agents or registrars;

          (u) The applicability of, and any addition to or change in, the covenants and definitions then set forth in the Indenture or in the terms then set forth in the Indenture relating to permitted consolidations, mergers or sales of assets, including conditioning any merger, conveyance, transfer or lease permitted by the Indenture upon the satisfaction of an indebtedness coverage standard by the Company and any successor to the Company;

          (v) The terms, if any, of any guarantee of the payment of principal, premium and interest with respect to Debt Securities of the series and any corresponding changes to the provisions of the Indenture as then in effect;

          (w) The subordination, if any, of the Debt Securities of the series pursuant to the Indenture and any changes or additions to the provisions of the Indenture relating to subordination;

          (x) With regard to Debt Securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

          (y) Any other terms of the Debt Securities of the series (which terms shall not be prohibited by the provisions of the Indenture).

     The Prospectus Supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of Debt Securities to which the Prospectus Supplement relates, including those applicable to (a) Bearer Securities, (b) Debt Securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities), (c) Debt Securities with respect to which principal, premium or interest is payable in a foreign or composite currency, (d) Debt Securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Debt Securities"), and
(e) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

     Payments of interest on Registered Securities may be made at the option of the Company by check mailed to the registered holders thereof or, if so provided in the applicable Prospectus Supplement, at the option of a holder by wire transfer to an account designated by the holder. Except as otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account in the United States.

     Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the Prospectus Supplement relating to the Bearer Securities.

     All funds paid by the Company to a paying agent for the payment of principal, premium, or interest with respect to any Debt Securities that remain unclaimed at the end of two years after the principal, premium, or interest shall have become due and payable will be repaid to the Company, and the holders of the Debt Securities or any coupons appertaining thereto will thereafter look only to the Company for payment thereof.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities. A Global Security is a Debt Security that represents, and is denominated in an amount equal to, the aggregate principal amount of all outstanding Debt Securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A Global Security will be deposited with, or on behalf of, a Depositary, which will be identified in the Prospectus Supplement relating to the Debt Securities. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any nominee of the Depositary to a successor Depositary or any nominee of the successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to the Debt Securities. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for the Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by the Global Security to the accounts of persons that have accounts with the Depositary ("participants"). The accounts shall be designated by the dealers or underwriters with respect to the Debt Securities or, if the Debt Securities are offered and sold directly by the Company or through one or more agents, by the Company or the agents. Ownership of beneficial interests in a Global Security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner or holder of the Global Security, the Depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual Debt Securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of any of the Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

     Subject to the restrictions described under "Description of Debt
Securities -- Limitations on Issuance of Bearer Securities," payments of principal, premium and interest with respect to individual Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner or holder of the Global Security. Neither the Company, the Trustee, any paying agent or registrar for the Debt Securities, or any agent of the Company or the Trustee will have any responsibility or liability for (a) any aspect of the records relating to or payments made by the Depositary, its nominee, or any participants on account of beneficial interests in the Global Security or for maintaining, supervising or reviewing any records relating to the beneficial interests, (b) the payment to the owners of beneficial interests in the Global Security of amounts paid to the Depositary or its nominee, or (c) any other matter relating to the actions and practices of the Depositary, its nominee or its participants. Neither the Company, the Trustee, any paying agent or registrar for the Debt Securities, nor any agent of the Company or the Trustee will be liable for any delay by the Depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the Global Security, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive Global Security representing any of the Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security, as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in street name. The payments will be the responsibility of the participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described under "Description of Debt
Securities -- Limitations on Issuance of Bearer Securities."

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary, the Company shall appoint a successor depositary. If a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of the series in exchange for the Global Security representing the series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to the Debt Securities, determine no longer to have Debt Securities of a series represented by a Global Security and, in that event, will issue individual Debt Securities of the series in exchange for the Global Security representing the series of Debt Securities. Furthermore, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of the series may, on terms acceptable to the Company, the Trustee, and the Depositary for the Global Security, receive individual Debt Securities of the series in exchange for the beneficial interests, subject to any limitations described in the Prospectus Supplement relating to the Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by the Global Security equal in principal amount to the beneficial interest and to have the Debt Securities registered in its name (if the Debt Securities are issuable as Registered Securities). Individual Debt Securities of the series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities are issuable as Bearer Securities, or (c) as either Registered Securities or Bearer Securities as described above if the Debt Securities are issuable in either form. See, however, "Description of Debt
Securities -- Limitations on Issuance of Bearer Securities" for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a bearer Global Security.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     The Debt Securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for the Debt Securities) or Bearer Securities (which will be transferable only by delivery). If the Debt Securities are issuable as Bearer Securities, certain special limitations and considerations will apply.

     In compliance with United States federal income tax laws and regulations, the Company and any underwriter, agent or dealer participating in an offering of Bearer Securities will agree that, in connection with the original issuance of the Bearer Securities and during the period ending 40 days after the issue date, they will not offer, sell or deliver any such Bearer Security, directly or indirectly, to a United States Person (as defined below) or to any person within the United States, except to the extent permitted under United States Treasury regulations.

     Bearer Securities will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange, redemption or other disposition of, the Bearer Securities.

     For this purpose, "United States" includes the United States of America and its possessions, and "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), or Centrale de Livraison de Valeurs Mobilieres S.A. ("CEDEL") for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive Global Security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in the definitive Global Security or for the individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership," which is a certificate to the effect that a beneficial interest in a temporary Global Security is owned by a person that is not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. No Bearer Security will be delivered in or to the United States. If so specified in the applicable Prospectus Supplement, interest on a temporary Global Security will be paid to each of Euroclear and CEDEL with respect to that portion of the temporary Global Security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

SUBORDINATION

     Debt Securities of a series may be subordinated ("Subordinated Debt Securities") to Senior Indebtedness (as defined below) to the extent set forth in the Prospectus Supplement relating thereto. The Company currently conducts substantially all its operations through subsidiaries, and the holders of Debt Securities (whether or not Subordinated Debt Securities) will be structurally subordinated to the creditors of the Company's subsidiaries.

     Subordinated Debt Securities of a series and any coupons appertaining thereto will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the Prospectus Supplement relating to the Subordinated Debt Securities, to the prior payment of all indebtedness of the Company that is designated as "Senior Indebtedness" with respect to the series. "Senior Indebtedness," with respect to any series of Subordinated Debt Securities, will consist of (a) any and all amounts payable under or with respect to the Company's "Bank Indebtedness" and (b) any other indebtedness of the Company that is designated in a resolution of the Company's Board of Directors or in any supplemental indenture establishing any other series as Senior Indebtedness with respect to the series. "Bank Indebtedness" is defined as (i) the Amended and Restated Credit Facility Agreement (Primary Facility), dated as of December 18, 1997, among the Company, as Borrower, and NationsBank of Texas, N.A., as Administrative Agent, CIBC Inc., as Documentation Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, The Chase Manhattan Bank, as Syndication Agent, and the Co-Agents and Lenders party thereto; (ii) the Amended and Restated Credit Facility Agreement (364 Day Facility), dated as of December 18, 1997, among the Company, as Borrower, and NationsBank of Texas, N.A., as Administrative Agent, CIBC Inc., as Documentation Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, The Chase Manhattan Bank, as Syndication Agent, and the Co-Agents and Lenders party thereto; (iii) the Term Note, dated as of December 22, 1997, executed by the Company and payable to NationsBank of Texas, N.A., in the original principal amount of $100 million; and (iv) the Credit Agreement, dated as of December 18, 1997, among Chauvco Resources Ltd., Canadian Imperial Bank of Commerce, and the other lenders signatory thereto; each as amended or modified from time to time, and each of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

     Upon any payment or distribution of assets of the Company to creditors or upon a total or partial liquidation or dissolution of the Company or in a bankruptcy, receivership or similar proceeding relating to the Company or its property, holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before holders of Subordinated Debt Securities shall be entitled to receive any payment of principal, premium or interest with respect to the Subordinated Debt Securities, and until the

Senior Indebtedness is paid in full, any distribution to which holders of Subordinated Debt Securities would otherwise be entitled shall be made to the holders of Senior Indebtedness (except that the holders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Subordinated Debt Securities).

     The Company may not make any payments of principal, premium or interest with respect to Subordinated Debt Securities, make any deposit for the purpose of defeasance of the Subordinated Debt Securities, or repurchase, redeem or otherwise retire (except, in the case of Subordinated Debt Securities that provide for a mandatory sinking fund, by the delivery of Subordinated Debt Securities by the Company to the Trustee in satisfaction of the Company's sinking fund obligation) any Subordinated Debt Securities if (a) any principal, premium or interest with respect to Senior Indebtedness is not paid within any applicable grace period (including at maturity), or (b) any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the Senior Indebtedness has been paid in full in cash, or the Company and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness" (which will include the Bank Indebtedness and any other specified issue of Senior Indebtedness of at least $100 million). During the continuance of any default (other than a default described in clause (a) or (b) above) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, the Company may not pay the Subordinated Debt Securities for a period (the "Payment Blockage Period") commencing on the receipt by the Company and the Trustee of written notice of the default from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice"). The Payment Blockage Period may be terminated before its expiration by written notice to the Trustee and the Company from the person who gave the Blockage Notice, by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given, or because the default giving rise to the Payment Blockage Period is no longer continuing. Unless the holders of the Senior Indebtedness shall have accelerated the maturity thereof, the Company may resume payments on the Subordinated Debt Securities after the expiration of the Payment Blockage Period. Not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by or on behalf of holders of Designated Senior Indebtedness other than the Bank Indebtedness, in which case, the representative of the Bank Indebtedness may give another Blockage Notice within the period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the Subordinated Debt Securities are paid in full, holders of the Subordinated Debt Securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

     By reason of the subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness, as well as certain general creditors of the Company, may recover more, ratably, than the holders of the Subordinated Debt Securities.

EVENTS OF DEFAULT AND REMEDIES

     The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities:

          (a) Default in the payment of any installment of interest on any Debt Securities of that series or any payment with respect to the related coupons, if any, as and when the same shall become due and payable (whether or not, in the case of Subordinated Debt Securities, the payment shall be prohibited by reason of the subordination provisions described above) and continuance of the default for a period of 30 days;

          (b) Default in the payment of principal or premium with respect to any Debt Securities of that series as and when the same shall become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise (whether or not, in the case of Subordinated Debt Securities, the payment shall be prohibited by reason of the subordination provisions described above);

          (c) Default in the payment of any sinking fund payment with respect to any Debt Securities of that series as and when the same shall become due and payable;

          (d) Failure on the part of the Company to comply with the provisions of the Indenture relating to consolidations, mergers, and sales of assets;

          (e) Failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Debt Securities of that series, in any resolution of the Board of Directors of the Company authorizing the issuance of that series of Debt Securities, in the Indenture with respect to the series, or in any supplemental indenture with respect to the series (other than a covenant a default in the performance of which is otherwise specifically dealt with) continuing for a period of 60 days after the date on which written notice specifying the failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

          (f) Indebtedness of the Company or any subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of the Indebtedness unpaid or accelerated exceeds $20 million, and the default remains uncured or the acceleration is not rescinded for 10 days after the date on which written notice specifying the failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

          (g) The Company or any of its "Significant Subsidiaries" (defined as any subsidiary of the Company that would be a "significant subsidiary" as defined in Rule 405 under the Securities Act as in effect on the date of the Indenture) shall (1) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency or similar law, (2) consent to the institution of, or fail to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition,
     (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Significant Subsidiary or for a substantial part of its property, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) admit in writing its inability to pay its debts as they become due, (7) take corporate action for the purpose of effecting any of the foregoing, or (8) take any comparable action under any foreign laws relating to insolvency;

          (h) The entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to the Company or any of its Significant Subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Significant Subsidiary or for a substantial part of any of their property (except any decree or order appointing the official of any Significant Subsidiary pursuant to a plan under which the assets and operations of the Significant Subsidiary are transferred to or combined with another Significant Subsidiary or Subsidiaries of the Company or to the Company), or (3) the winding-up or liquidation of the Company or any Significant Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Significant Subsidiary pursuant to a plan under which the assets and operations of the Significant Subsidiary are transferred to or combined with another Significant Subsidiary or Subsidiaries of the Company or to the Company), and the order or decree shall continue unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days;

          (i) Any judgment or decree for the payment of money in excess of $20 million is entered against the Company or any subsidiary of the Company by a court of competent jurisdiction, which judgment is not covered by insurance, and is not discharged and either (1) an enforcement proceeding has been commenced by any creditor upon the judgment or decree, or (2) there is a period of 60 days following the entry of the judgment or decree during which the judgment or decree is not discharged or waived or the execution thereof stayed and, in either case, the default continues for 10 days after the date on which written notice specifying the failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding; or

          (j) Any other Event of Default provided with respect to Debt Securities of that series.

An Event of Default with respect to one series of Debt Securities is not necessarily an Event of Default for another series.

     If an Event of Default described in clause (a), (b), (c), (d), (e), (f),
(i) or (j) above occurs and is continuing with respect to any series of Debt Securities, unless the principal and interest with respect to all the Debt Securities of the series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of that series then outstanding may declare the principal amount (or, if Original Issue Discount Debt Securities, the portion of the principal amount as may be specified in the series) of and interest on all the Debt Securities of that series due and payable immediately. If an Event of Default described in clause (g) or (h) above occurs, unless the principal and interest with respect to all the Debt Securities of all series shall have become due and payable, the principal amount (or, if Original Issue Discount Debt Securities, the portion of the principal amount as may be specified in the series) of and interest on all Debt Securities of all series then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Debt Securities.

     If an Event of Default occurs and is continuing, the Trustee shall be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the Debt Securities of the affected series or the Indenture, to prosecute any such action or proceeding to judgment or final decree, and to enforce any judgment or final decree against the Company or any other obligor on the Debt Securities of the series. In addition, if there shall be pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the Debt Securities, or if a receiver, trustee, or similar official shall have been appointed for its property, the Trustee shall be entitled and empowered to file and prove a claim for the whole amount of principal, premium and interest (or, in the case of Original Issue Discount Debt Securities, the portion of the principal amount as may be specified in the terms of the series) owing and unpaid with respect to the Debt Securities.

     The holders of not less than a majority in aggregate principal amount of a series of Debt Securities may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee; provided that such direction is not in conflict with any rule of law or with the Indenture. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

     The Trustee will be entitled, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, to be indemnified by the holders of a series of Debt Securities before proceeding to exercise any right or power under the Indenture at the request of the holders of that series of Debt Securities.

     No holder of any Debt Security or coupon of any series shall have any right to institute any action or proceeding upon or under or with respect to the Indenture, for the appointment of a receiver or trustee, or for any other remedy, unless (a) the holder previously shall have given to the Trustee written notice of an Event of Default with respect to Debt Securities of that series and of the continuance thereof, (b) the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series shall have made written request to the Trustee to institute the action or proceeding with respect to the Event of Default and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and (c) the Trustee, for 60 days after its receipt of such notice, request, and offer of indemnity shall have failed to institute the action or proceeding and no direction inconsistent with the written request shall have been given to the Trustee pursuant to the provisions of the Indenture. However, such limitations do not apply to a suit instituted by a holder of Debt Securities for enforcement of payment of the principal of, premium, if any, or interest on such Debt Securities on or after the respective due dates expressed in such Debt Securities.

     Prior to the acceleration of the maturity of the Debt Securities of any series, the holders of a majority in aggregate principal amount of the Debt Securities of that series at the time outstanding may, on behalf of the holders of all Debt Securities and any related coupons of that series, waive any past default or Event of Default and its consequences for that series, except (a) a default in the payment of the principal, premium or interest with respect to the Debt Securities, or (b) a default with respect to a provision of the Indenture that cannot be amended without the consent of each holder affected thereby. In case of any waiver, the default shall cease to exist, any Event of Default arising therefrom shall be deemed to have been cured for all purposes, and the Company, the Trustee and the holders of the Debt Securities of that series shall be restored to their former positions and rights under the Indenture.

     The Trustee shall, within 90 days after the occurrence of a default known to it with respect to a series of Debt Securities, give to the holders of that series of Debt Securities of the series notice of all uncured defaults with respect to the series known to it, unless the defaults shall have been cured or waived before the giving of the notice; provided, however, that except in the case of default in the payment of principal, premium, or interest with respect to the Debt Securities of that series or in the making of any sinking fund payment with respect to the Debt Securities of that series, the Trustee shall be protected in withholding notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of that series.

     The Indenture will require the Company to file annually with the Trustee a certificate, executed by a designated officer of the Company, stating to the best of his knowledge that the Company is not in default under certain covenants under the Indenture or if he has knowledge that the Company is in such default, specifying such default.

MODIFICATION OF THE INDENTURE

     The Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities for one or more of the following purposes:

          (a) To evidence the succession of another person to the Company pursuant to the provisions of the Indenture relating to consolidations, mergers and sales of assets and the assumption by the successor of the covenants, agreements, and obligations of the Company in the Indenture and in the Debt Securities;

          (b) To surrender any right or power conferred upon the Company by the Indenture, to add to the covenants of the Company such further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of Debt Securities as the Board of Directors of the Company shall consider to be for the protection of the holders of the Debt Securities, and to make the occurrence, or the occurrence and continuance, of a default in any of the additional covenants, restrictions, conditions or provisions a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the default, may limit the remedies available to the Trustee upon the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of Debt Securities to waive the default);

          (c) To cure any ambiguity or omission or to correct or supplement any provision contained in the Indenture, in any supplemental indenture, or in any Debt Securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of any holders of Debt Securities of any series;

          (d) To modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

          (e) To add to or change any of the provisions of the Indenture to provide that Bearer Securities may be registerable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to Registered Securities or of principal, premium or interest with respect to Bearer Securities, or to permit Registered Securities to be exchanged for Bearer Securities, so long as any such action does not adversely affect the interests of the holders of Debt Securities or any coupons of any series in any material respect or permit or facilitate the issuance of Debt Securities of any series in uncertificated form;

          (f) To comply with the provisions of the Indenture relating to consolidations, mergers, and sales of assets;

          (g) In the case of Subordinated Debt Securities, to make any change in the provisions of the Indenture relating to subordination that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions (but only if the holder of Senior Indebtedness consents to the change);

          (h) To add guarantees with respect to any or all of the Debt Securities or to secure any or all of the Debt Securities;

          (i) To make any change that does not adversely affect the rights of any holder;

          (j) To add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as any such addition, change or elimination not otherwise permitted under the Indenture shall (1) neither apply to any Debt Security of any series created prior to the execution of the supplemental indenture and entitled to the benefit of the provision nor modify the rights of the holders of any such Debt Security with respect to the provision, or (2) become effective only when there is no such Debt Security outstanding;

          (k) To evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee;

          (l) To establish the form or terms of Debt Securities and coupons of any series, as described under "Description of Debt Securities -- General"; and

          (m) To provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities (provided that the uncertificated Debt Securities are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Debt Securities are described in Section 163(f)(2)(B) of the Code).

     With the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby, the Company and the Trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Debt Securities of that series; provided, however, that without the consent of the holders of each Debt Security so affected, no such supplemental indenture shall
(a) reduce the percentage in principal amount of Debt Securities of any series whose holders must consent to an amendment, (b) reduce the rate of or extend the time for payment of interest on any Debt Security or coupon or reduce the amount of any payment to be made with respect to any coupon, (c) reduce the principal of or extend the stated maturity of any Debt Security, (d) reduce the premium payable upon the redemption of any Debt Security or change the time at which any Debt Security may or shall be redeemed, (e) make any Debt Security payable in a currency other than that stated in the Debt Security, (f) in the case of any Subordinated Debt Security or coupons appertaining thereto, make any change in the provisions of the Indenture to subordination that adversely affects the rights of any holder under the provisions, (g) release any security that may have been granted with respect to the Debt Securities, (h) impair the right of a holder of Debt Securities to receive payment of principal of and interest on such holder's Debt Securities on or after the due dates therefor or to institute suit for the enforcement of or with respect to such holder's Debt Securities, (i) make any change in the provisions of the Indenture to waivers of defaults or amendments that require unanimous consent, (j) change any obligation of the Company provided for in the Indenture to pay additional interest with respect to Bearer Securities, or (k) limit the obligation of the Company to maintain a paying agency outside the United States for payment on Bearer Securities or limit the obligation of the Company to redeem certain Bearer Securities.

     The consent of the holders of Debt Securities is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Debt Securities of all affected series a notice briefly describing such amendment. However, the failure to give such notice, or any defect therein, will not impair or affect the validity of the amendment.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all its assets, or permit any person to consolidate with or merge into or convey, transfer or lease substantially all its assets to the Company, unless the following conditions have been satisfied:

          (a) Either (1) the Company shall be the continuing person in the case of a merger, or (2) the resulting, surviving or transferee person, if other than the Company (the "Successor Company"), shall be a corporation organized and existing under the laws of the United States, any State, or the District of Columbia and shall expressly assume all the obligations of the Company under the Debt Securities and coupons and the Indenture;

          (b) Immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of the Company as a result of the transaction as having been incurred by the Successor Company or the subsidiary at the time of the transaction), no Default or Event of Default would occur or be continuing;

          (c) The Successor Company waives any right to redeem any Bearer Security under circumstances in which the Successor Company would be entitled to redeem the Bearer Security but the Company would not have been so entitled to redeem if the consolidation, merger, conveyance, transfer or lease had not occurred; and

          (d) The Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the Indenture.

     Upon any consolidation by the Company with, or merger by the Company into, any other person or any conveyance, transfer or lease of the properties and assets of the Company as an entirety or virtually as an entirety as described in the preceding paragraph, the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under the Indenture and all outstanding Debt Securities.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

     The Indenture shall generally cease to be of any further effect with respect to a series of Debt Securities if (a) the Company has delivered to the Trustee for cancellation all Debt Securities of that series (with certain limited exceptions), or (b) all Debt Securities and coupons of the series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the Trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the Debt

Securities and coupons of that series (and if, in either case, the Company shall also pay or cause to be paid all other sums payable under the Indenture by the Company).

     In addition, the Company shall have a "legal defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, all its obligations under the Debt Securities of that series and the Indenture with respect to the Debt Securities of that series) and a "covenant defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, its obligations with respect to the Debt Securities under certain specified covenants contained in the Indenture). If the Company exercises its legal defeasance option with respect to a series of Debt Securities, payment of that series of Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to a series of Debt Securities, payment of that series of Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

     The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Debt Securities of a series only if (a) the Company irrevocably deposits in trust with the Trustee cash or U.S Government Obligations (as defined in the Indenture) for the payment of principal, premium, and interest with respect to that series of Debt Securities to maturity or redemption, as the case may be, (b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium and interest when due with respect to all the Debt Securities of that series to maturity or redemption, as the case may be, (c) 123 days pass after the deposit is made and during the 123-day period no default described in clause (g) or (h) under "Description of Debt Securities -- Events of Default and Remedies" with respect to the Company occurs that is continuing at the end of the period, (d) no Default has occurred and is continuing on the date of the deposit and after giving effect thereto, (e) the deposit does not constitute a default under any other agreement binding on the Company and, in the case of Subordinated Debt Securities, is not prohibited by the provisions of the Indenture relating to subordination, (f) the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (g) the Company shall have delivered to the Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and
(h) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Debt Securities of the series as contemplated by the Indenture have been complied with.

     The Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, and interest with respect to the Debt Securities and coupons of the defeased series. In the case of Subordinated Debt Securities and coupons related thereto, the money and U.S. Government Obligations so held in trust will not be subject to the subordination provisions of the Indenture.

THE TRUSTEE

     The Company may appoint a separate Trustee for any series of Debt Securities. As used herein in the description of a series of Debt Securities, the term "Trustee" refers to the Trustee appointed with respect to the series of Debt Securities.

     The Company may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own Debt Securities.

GOVERNING LAW

     The Indenture provides that it and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 500,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 100,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which one share has been designated as Special Preferred Voting Stock.

COMMON STOCK

     All shares of Common Stock issued under the Registration Statement of which this Prospectus is a part will be fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The Common Stock does not have cumulative voting rights. Shares of Common Stock have no preemptive rights, conversion rights, redemption rights or sinking fund provisions. The Common Stock is not subject to redemption by the Company.

     Subject to the rights of the holders of any class of capital stock of the Company having any preference or priority over the Common Stock, the holders of Common Stock are entitled to dividends in such amounts as may be declared by the Board of Directors from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any assets of the Company remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding preferred stock ranking prior to the Common Stock.

PREFERRED STOCK

     The Board of Directors, without further stockholder action, is authorized to issue up to 100,000,000 shares of Preferred Stock in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in the series, including voting rights, dividend rights, liquidation preferences, terms of redemption and conversion rights.

  Special Preferred Voting Stock

     In connection with the Company's acquisition of Chauvco Resources Ltd., an Alberta, Canada corporation (the "Chauvco Acquisition"), the Board of Directors has designated one share of the 100,000,000 authorized shares of Preferred Stock as Special Preferred Voting Stock (the "Voting Share"). The Montreal Trust Company of Canada, or any successor thereto (for purposes of this discussion, the "Share Trustee"), shall hold the Voting Share as trustee for and on behalf of, and for the use and benefit of, the holders of exchangeable shares (the "Exchangeable Shares") of Pioneer Natural Resources (Canada) Ltd., an indirectly-owned subsidiary of the Company ("Pioneer Canada"), and in accordance with the Voting and Exchange Trust Agreement described in "Description of Capital Stock -- Pioneer Canada Exchangeable Shares." The Certificate of Designations for the Voting Share includes the following principal terms:

     Dividends. No dividend shall be paid to the Share Trustee as the holder of the Voting Share.

     Voting Rights. The Share Trustee, as the holder of record of the Voting Share, shall be entitled to all of the voting rights attached to the Voting Share, including the right to consent to or vote in person or by proxy the Voting Share, on any matter, question or proposition whatsoever that may properly come before the stockholders of the Company at a meeting thereof or with respect to any written consent sought by the Company from its stockholders. For each Exchangeable Share owned of record on the relevant record date, the holder thereof shall be entitled to instruct the Share Trustee to cast and exercise, in the manner instructed, a number of votes (including for purposes of a quorum) equal to the number of votes to which a holder of one share of Common Stock is entitled with respect to any matter, proposition or question on which the holders of Common Stock are entitled to vote. Except as otherwise described herein or required by law, the holder of the Voting Share will vote together with the Common Stock as a single class and not as a separate class or series apart therefrom, including any vote to approve or adopt: (i) any plan of merger, consolidation or share exchange for which Delaware law requires a stockholder vote; (ii) any disposition of assets for which Delaware law requires a stockholder vote; and (iii) any dissolution of the Company for which Delaware law requires a stockholder vote.

     The holders of Exchangeable Shares have the right to submit stockholder proposals to the Trustee and the Trustee has agreed pursuant to the Voting and Exchange Trust Agreement to submit any such proposals to the Company. Such stockholder proposals may be considered at any meeting of the Company at which the holders of Common Stock of the Company are entitled to submit stockholder proposals. The Company has agreed pursuant to the Voting and Exchange Trust Agreement to accept all stockholder proposals submitted by the Trustee provided that not more than one proposal is submitted by the Trustee on behalf of any one holder of Exchangeable Shares.

     So long as any Exchangeable Shares are outstanding, the number of shares comprising the Special Preferred Voting Stock will not be increased or decreased, and no other term of the Special Preferred Voting Stock may be amended, except upon the approval of the holder of the Voting Share.

     Conversion. The Voting Share is not convertible into any other class or series of the capital stock of the Company or into cash, property or other rights.

     Redemption. The Voting Share may not be redeemed, except when no Exchangeable Shares are outstanding, in which case the Voting Share will be automatically redeemed. The redemption price due and payable upon the automatic redemption will be $1.00. The Voting Share will be deemed retired and will be canceled upon any purchase or other acquisition thereof by the Company. After cancellation, the Voting Share may not be reissued or otherwise disposed of by the Company.

     Liquidation. The Voting Share will rank prior to each share of Common Stock with respect to the distribution of assets upon a liquidation, dissolution or winding-up of the Company. In the event of any such liquidation, dissolution or winding-up, the holder of the Voting Share will be entitled to receive a liquidation preference of $1.00 before any distribution to the holders of Common Stock, but only after the liquidation preference of any other shares of preferred stock of the Company has been paid in full.

     Certain Covenants of the Company. For so long as the Voting Share is outstanding, the Company will (i) fully comply with all terms of the Exchangeable Shares and with all associated contractual obligations of the Company, and (ii) not amend, alter or repeal the terms and conditions of the Special Preferred Voting Stock, except with the approval of the holder of the Voting Share.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company's Board of Directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. Stockholders may remove a director only for cause. In general, the Board of Directors, not the stockholders, has the right to appoint persons to fill vacancies on the Board of Directors.

     The Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate") contains a "fair price" provision that requires the affirmative vote of the holders of least 80% of the Company's voting stock and the affirmative vote of at least 66 2/3% of the Company's voting stock not owned, directly or indirectly, by a Related Person (as defined below) to approve any merger, consolidation, sale or lease of all or substantially all of the Company's assets, or certain other transactions involving a Related Person. For purposes of this fair price provision, a "Related Person" is any person beneficially owning 10% or more of the voting power of the outstanding capital stock of the Company who is a party to the transaction at issue. The voting requirement is not applicable to certain transactions, including those that are approved by the Continuing Directors (as defined in the Restated Certificate) or that meet certain "fair price" criteria contained in the Restated Certificate.

     The Restated Certificate further provides that stockholders may act only at annual or special meetings of stockholders and not by written consent, that special meetings of stockholders may be called only by the Board of Directors, and that only business proposed by the Board of Directors may be considered at special meetings of stockholders.

     The Restated Certificate also provides that the only business (including election of directors) that may be considered at an annual meeting of stockholders, in addition to business proposed (or persons nominated to be directors) by the Company's directors, is business proposed (or persons nominated to be directors) by stockholders who comply with the notice and disclosure requirements set forth in the Restated Certificate. In general, the Restated Certificate requires that a stockholder give the Company notice of proposed business or nominations no later than 60 days before the annual meeting of stockholders (meaning the date on which the meeting is first scheduled and not postponements or adjournments thereof) or (if later) ten days after the first public notice of the annual meeting is sent to common stockholders. In general, the notice must also contain information about the stockholder proposing the business or nomination, his interest in the business, and (with respect to nominations for director) information about the nominee of the nature ordinarily required to be disclosed in public proxy solicitations. The stockholder also must submit a notarized letter from each of his nominees stating the nominee's acceptance of the nomination and indicating the nominee's intention to serve as director if elected.

     The Restated Certificate also restricts the ability of stockholders to interfere with the powers of the Board of Directors in certain specified ways, including the constitution and composition of committees and the election and removal of officers.

     The Restated Certificate provides that approval by the holders of at least 66 2/3% of the outstanding voting stock of the Company is required to amend the provisions of the Restated Certificate discussed above and certain other provisions, except that (a) approval by the holders of at least 80% of the outstanding voting stock of the Company together with approval by the holders of at least 66 2/3% of the outstanding voting stock not owned, directly or indirectly, by the Related Person, is required to amend the fair price provisions, and (b) approval of the holders of at least 80% of the outstanding voting stock of the Company is required to amend the provisions prohibiting stockholders from acting by written consent.

DELAWARE ANTI-TAKEOVER STATUTE

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, the Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the Company not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one or certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

PIONEER CANADA EXCHANGEABLE SHARES

     In connection with the Chauvco Acquisition, the Company issued the Voting Share and entered into the Support Agreement and the Voting and Trust Agreement, and assumed certain obligations with respect to the Exchangeable Shares issued by Pioneer Canada. The Exchangeable Shares have the rights and preferences summarized below.

     Voting Rights. The holders of Exchangeable Shares have voting rights or matters submitted to the holders of the Company's Common Stock as previously described in "Description of Capital Stock -- Preferred Stock -- Special Preferred Voting Stock."

     Dividends. Holders of Exchangeable Shares will be entitled to receive dividends equal to dividends paid from time to time by the Company on shares of the Common Stock. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for the corresponding dividends on the Common Stock. In the event of the liquidation, dissolution or winding-up of Pioneer Canada, a holder of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of Common Stock, together with a cash amount equal to the full amount of all unpaid dividends on the Exchangeable Shares. See "Description of Capital
Stock -- Pioneer Canada Exchangeable Shares -- Voting and Exchange Trust Agreement." The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be changed only with the approval of the holders thereof.

     Redemption of Exchangeable Shares by Holders. Each Exchangeable Share is redeemable at the option of the holder for one share of Common Stock plus the amount equal of unpaid dividends thereon. The redemption price must be delivered on the date specified by the holder (not less than three nor more than ten business days after the redemption request) and is payable by Pioneer Canada, or, if it is unable to do so, by the Company.

     Redemption of Exchangeable Shares. Upon at least 120-days prior written notice by Pioneer Canada to the holders of Exchangeable Shares and subject to the Company's redemption call right (as described below), on the Automatic Redemption Date (as defined below) Pioneer Canada will redeem all but not less than all of the then outstanding Exchangeable Shares for one share of Common Stock for each Exchangeable Share plus an additional amount equivalent to the full amount of all unpaid dividends thereon. "Automatic Redemption Date" means December 18, 2003, unless (a) such date shall be extended at any time or from time to time to a specified later date by the Board of Directors of Pioneer Canada but not later than December 31, 2005, or (b) such date shall be accelerated at any time to a specified earlier date (but no earlier than the third anniversary of the first issuance of Exchangeable Shares) by the Board of Directors of Pioneer Canada if at such time there are issued and outstanding less than 5% of the number of Exchangeable Shares initially issued and outstanding in the Chauvco Transaction.

  Support Agreement

     Under the Support Agreement, the Company agreed that: (i) it will not declare or pay dividends on the Common Stock unless Pioneer Canada is able to and simultaneously pays an equivalent dividend on the Exchangeable Shares; (ii) it will advise Pioneer Canada in advance of the declaration of any dividend on the Common Stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for the Common Stock; (iii) it will take all actions and do all things necessary to ensure that Pioneer Canada is able to provide to the holders of the Exchangeable Shares the equivalent number of shares of Common Stock in the event of a liquidation, dissolution, or winding-up of Pioneer Canada, a redemption request by a holder of Exchangeable Shares, or a redemption of Exchangeable Shares of Pioneer Canada; and (iv) it will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of Pioneer Canada.

     The Support Agreement also provides that, without the prior approval of Pioneer Canada and the holders of the Exchangeable Shares, the Company will not distribute additional shares of Common Stock or rights to subscribe therefor or other property or assets to all or substantially all holders of shares of Common Stock, nor change the Common Stock nor effect any tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting the Common Stock, unless the same or an equivalent distribution on or change to the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. The Company has agreed that so long as there remain outstanding any Exchangeable Shares not owned by the Company or any entity controlled by the Company, the Company will remain the beneficial owner, directly or indirectly, of all outstanding shares of Pioneer Canada other than the Exchangeable Shares.

     With certain limited exceptions, the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares.

     Under the Support Agreement, the Company has agreed not to exercise any voting rights attached to the Exchangeable Shares owned by it or any entity controlled by it on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

  Voting and Exchange Trust Agreement

     Under the terms of the Voting and Exchange Trust Agreement, the Company will issue and grant to the Share Trustee the (i) rights of the holders of Exchangeable Shares to direct the voting of the Voting Share in accordance with the Voting and Exchange Trust Agreement (the "Voting Rights"), and (ii) the Automatic Exchange Rights (as defined below) and the optional exchange right granted to the Share Trustee for the use and benefit of the holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to require the Company to purchase Exchangeable Shares from the holders thereof in exchange for shares of Common Stock upon the occurrence of a Pioneer Canada Insolvency Event (as defined herein). "Automatic Exchange Rights" means the rights granted to the Share Trustee for the benefit of the holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to automatically exchange the Exchangeable Shares for shares of Common Stock upon a Pioneer Liquidation Event (as defined herein).

     Voting Rights. Under the Voting and Exchange Trust Agreement, the Company will issue the Voting Share to the Share Trustee for the benefit of the holders (other than the Company and its subsidiaries) of the Exchangeable Shares. The Voting Share will have those voting rights with respect to the Company's Common Stock as previously discussed in "Description of Capital Stock -- Special Preferred Voting Stock."

     Exchange Rights. Under the Voting and Exchange Trust Agreement, the Company will grant the Exchange Rights (as defined below) to the Trustee for the benefit of the holders of the Exchangeable Shares. "Exchange Rights" means the Automatic Exchange Rights and the optional exchange right granted to the Share Trustee for the use and benefit of the holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to require the Company to purchase Exchangeable Shares from the holders thereof in exchange for shares of Common Stock upon the occurrence of a Pioneer Canada Insolvency Event.

     Optional Exchange Right. Upon the occurrence and during the continuance of a Pioneer Canada Insolvency Event, a holder of Exchangeable Shares will be entitled to instruct the Share Trustee to exercise the optional Exchange Right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring the Company to purchase such Exchangeable Shares from the holder. Immediately upon the occurrence of a Pioneer Canada Insolvency Event or any event which may with the passage of time or the giving of notice become a Pioneer Canada Insolvency Event, Pioneer Canada and the Company will give written notice thereof to the Share Trustee. As soon as practicable thereafter, the Trustee will notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the optional Exchange Right. "Pioneer Canada Insolvency Event" means any insolvency or bankruptcy proceeding instituted by or against Pioneer Canada, including any such proceeding under the Companies' Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada) and the admission in writing by Pioneer Canada of its inability to pay its debts generally as they become due and the inability of Pioneer Canada, as a result of solvency requirements of applicable law, to redeem any Exchangeable Shares tendered for redemption.

     The consideration for each Exchangeable Share to be acquired under the optional Exchange Right will be one share of Common Stock plus an additional amount equivalent to the full amount of all dividends declared and unpaid on the Exchangeable Share.

     If, as a result of liquidity or solvency provisions of applicable law, Pioneer Canada is unable to redeem all of the Exchangeable Shares tendered for redemption by a holder in accordance with the Exchangeable Share Provisions, the holder will be deemed to have exercised the optional Exchange Right with respect to the unredeemed Exchangeable Shares and the Company will be required to purchase such shares from the holder in the manner set forth above.

     Automatic Exchange Right. In the event of a Pioneer Liquidation Event, the Company will be required to acquire each outstanding Exchangeable Share by exchanging one share of Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares. "Pioneer Liquidation Event" means: (i) any determination by the Company's Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding up its affairs; or (ii) immediately upon the earlier of (A) receipt by the Company of notice of, and (B) the Company becoming aware of any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding-up its affairs.

  Delivery of Common Stock

     The Company has agreed to ensure that all shares of Common Stock to be delivered by it under the Support Agreement or on the exercise of the Exchange Rights under the Voting and Exchange Trust Agreement are duly registered, qualified or approved under applicable Canadian and United States securities laws, if required so that such shares may be freely traded by the holder thereof (other than any restriction on transfer by reason of a holder being a "control person" of the Company for purposes of Canadian law or an "affiliate" of the Company for purposes of United States law). In addition, the Company will take all actions necessary to cause all such shares of Common Stock to be listed or quoted for trading on all stock exchanges or quotation systems on which outstanding shares of Common Stock are then listed or quoted for trading.

  Call Rights

     The following section describes (i) the right of the Company, in the event of a proposed liquidation, dissolution or winding-up of Pioneer Canada, to purchase all of the outstanding Exchangeable Shares from the holders thereof on the effective date of any such liquidation, dissolution or winding-up in exchange for shares of Common Stock pursuant to the Plan of Arrangement (the "Liquidation Call Right"), (ii) the right of the Company to purchase all of the outstanding Exchangeable Shares from the holders thereof on the Automatic Redemption Date in exchange for shares of Common Stock pursuant to the Plan of Arrangement, and (iii) the overriding right of the Company, in the event of a proposed redemption of Exchangeable Shares by a holder thereof, to purchase from such holder on the redemption date the Exchangeable Shares tendered for redemption in exchange for shares of Common Stock pursuant to the Exchangeable Share Provisions.

     Optional Redemption by the Holders. Pursuant to the Exchangeable Share Provisions, a holder requesting Pioneer Canada to redeem the Exchangeable Shares will be deemed to offer such shares to the Company, and the Company will have an overriding redemption call right to acquire all but not less than all of the Exchangeable Shares that the holder has requested Pioneer Canada to redeem in exchange for one share of Common Stock for each Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends thereon.

     At the time of a redemption request by a holder of Exchangeable Shares, Pioneer Canada will immediately notify the Company. The Company must then advise Pioneer Canada within two business days as to whether the Company will exercise its redemption call right. If the Company does not advise Pioneer Canada within such two business day period, Pioneer Canada will notify the holder as soon as possible thereafter that the Company will not exercise its redemption call right. A holder may revoke his or her redemption request, at any time prior to the close of business on the business day preceding the redemption date, in which case the holder's Exchangeable Shares will neither be purchased by the Company nor redeemed by Pioneer Canada. If the holder does not revoke his or her redemption request, on the redemption date the Exchangeable Shares that the holder has requested Pioneer Canada to redeem will be acquired by the Company (assuming the Company exercises its redemption call right) or redeemed by Pioneer Canada, as the case may be, in each case for one share of Common Stock for each Exchangeable Share plus an additional amount equal to the full amount of all declared and unpaid dividends on the Exchangeable Shares.

     Liquidation Call Right. Pursuant to the Plan of Arrangement, the Company will be granted an overriding Liquidation Call Right, in the event of and notwithstanding a proposed Pioneer Canada Insolvency Event, to acquire all but not less than all of the Exchangeable Shares then outstanding in exchange for Common Stock and, upon the exercise by the Company of the Liquidation Call Right, the holders thereof will be obligated to transfer such shares to the Company. The acquisition by the Company of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding-up of Pioneer Canada.

     Optional Redemption by the Company. Pursuant to the Plan of Arrangement, the Company will be granted an overriding redemption call right, notwithstanding the proposed automatic redemption of the Exchangeable Shares by Pioneer Canada pursuant to the Exchangeable Share Provisions, to acquire on the Automatic Redemption Date all but not less than all of the Exchangeable Shares then outstanding in exchange for Common Stock plus an additional amount equal to the full amount of all declared and unpaid dividends on the Exchangeable Shares and, upon the exercise by the Company of the redemption call right, the holders thereof will be obligated to transfer such shares to the Company.

     Effect of Call Right Exercise. If the Company exercises one or more of its call rights, it will directly issue shares of Common Stock to holders of Exchangeable Shares and will become the holder of such Exchangeable Shares. The Company will not be entitled to exercise any voting rights attached to the Exchangeable Shares it so acquires. If the Company declines to exercise its call rights when applicable, it will be required, pursuant to the Support Agreement, to issue shares of Common Stock to Pioneer Canada which will, in turn, transfer such stock to the holders of Exchangeable Shares in consideration for the return and cancellation of such Exchangeable Shares.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below), Depositary Shares (as defined below) and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts to each series of Preferred Stock that will be filed with the SEC in connection with the offering of the series of Preferred Stock.

GENERAL

     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a depositary to the public of receipts for depositary shares ("Depositary Shares"), each of which will represent fractional interests of a particular series of Preferred Stock (which will be set forth in the Prospectus Supplement to a particular series of Preferred Stock).

     The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The Prospectus Supplement to a series of Depositary Shares will set forth the name and address of the depositary with respect to the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of Depositary Shares will be entitled, in proportion to the applicable fractional interests in shares of Preferred Stock underlying the Depositary Shares, to all the rights and preferences of the Preferred Stock underlying the Depositary Shares (including dividend, voting, redemption, conversion, and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of Preferred Stock in accordance with the terms of the offering described in the related Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received with respect to Preferred Stock to the record holders of Depositary Shares to the Preferred Stock in proportion to the numbers of the Depositary Shares owned by the holders on the relevant record date. The depositary shall distribute only the amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and the balance not so distributed shall be added to and treated as part of the next sum received by the depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with the approval of the Company, sell the property and distribute the net proceeds from the sale to the holders.

     The Deposit Agreement will also contain provisions to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to the holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of the Preferred Stock held by the depositary. The depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the depositary, the depositary will redeem as of the same redemption date the number of Depositary Shares to shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the money, securities, or other property payable upon the redemption and any money, securities, or other property to which the holders of the Depositary Shares were entitled upon the redemption upon surrender to the depositary of the Depositary Receipts evidencing the Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Shares to the Preferred Stock. Each record holder of the Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying the holder's Depositary Shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying the Depositary Shares in accordance with the instructions, and the Company will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the depositary only if (a) all outstanding Depositary Shares thereto have been redeemed or, (b) there has been a final distribution with respect to the Preferred Stock of the relevant series in connection with any liquidation, dissolution, or winding up of the Company and the distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and the other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

MISCELLANEOUS

     The depositary will forward to the holders of Depositary Shares all reports and communications from the Company that are delivered to the depositary and that the Company is required to furnish to the holders of the Preferred Stock.

     Neither the depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding with respect to any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares, or other persons believed to be competent and on documents believed to be genuine.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of the Warrants.

DEBT WARRANTS

     The Prospectus Supplement to a particular issue of Debt Warrants will describe the terms of the Debt Warrants, including the following: (a) the title of the Debt Warrants; (b) the offering price for the Debt Warrants, if any; (c) the aggregate number of the Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of the Debt Warrants; (e) if applicable, the designation and terms of the Debt Securities with which the Debt Warrants are issued and the number of the Debt Warrants issued with each Debt Security; (f) if applicable, the date from and after which the Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which the principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise the Debt Warrants shall commence and the date on which the right shall expire; (i) if applicable, the minimum or maximum amount of the Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (k) information with respect to book- entry procedures, if any; (l) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the antidilution provisions of the Debt Warrants, if any; (o) the redemption or call provisions, if any, applicable to the Debt Warrants; and (p) any additional terms of the Debt Warrants, including terms, procedures, and limitations to the exchange and exercise of the Debt Warrants.

STOCK WARRANTS

     The Prospectus Supplement to any particular issue of Preferred Stock Warrants or Common Stock Warrants will describe the terms of the Warrants, including the following: (a) the title of the Warrants; (b) the offering price for the Warrants, if any; (c) the aggregate number of the Warrants; (d) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of the Warrants; (e) if applicable, the designation and terms of the Offered Securities with which the Warrants are issued and the number of the Warrants issued with each Offered Security; (f) if applicable, the date from and after which the Warrants and any Offered Securities issued therewith will be separately transferable; (g) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which the shares may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise the Warrants shall commence and the date on which the right shall expire; (i) if applicable, the minimum or maximum amount of the Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable; (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of the Warrants, if any; (m) the redemption or call provisions, if any, applicable to the Warrants; and (n) any additional terms of the Warrants, including terms, procedures and limitations to the exchange and exercise of the Warrants.

                           DESCRIPTION OF GUARANTEES

     Pioneer USA may issue Guarantees in connection with Debt Securities offered by any Prospectus Supplement. The following summary of certain provisions of the Guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the form of Guarantee that will be filed with the SEC in connection with the offering of Guarantees. Each Guarantee will be issued under the Indenture. The Prospectus Supplement to a particular issue of Guarantees will describe the terms of the Guarantees, including the following: (a) the series of Debt Securities to which the Guarantees apply; (b) whether the Guarantees are secured or unsecured; (c) whether the Guarantees are conditional or unconditional; (d) whether the Guarantees are senior or subordinate to other Guarantees or debt; (e) the terms under which the Guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed Debt Securities; and (f) any additional terms of the Guarantees.

                              PLAN OF DISTRIBUTION

     The Company or Pioneer USA may sell the Offered Securities within or outside the United States through underwriters, brokers or dealers, directly to one or more purchasers, or through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company or Pioneer USA from the sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Offered Securities may be listed.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement to the offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Company or Pioneer USA may also sell the Offered Securities pursuant to one or more standby agreements with one or more underwriters in connection with the call for redemption of a specified class or series of any securities of the Company or any subsidiary of the Company. In such a standby agreement, the underwriter or underwriters would agree either (a) to purchase from the Company up to the number of shares of Common Stock that would be issuable upon conversion of all the shares of the class or series of securities of the Company or its subsidiary at an agreed price per share of Common Stock, or (b) to purchase from the Company or Pioneer USA up to a specified dollar amount of Offered Securities at an agreed price per Offered Security which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of the Common Stock or any other security of the Company then outstanding. The underwriter or underwriters would also agree, if applicable, to convert into Common Stock or other security of the Company any securities of the class or series held or purchased by the underwriter or underwriters. The underwriter or underwriters may assist in the solicitation of conversions by holders of the class or series of securities.

     If dealers are used in the sale of Offered Securities with respect to which this Prospectus is delivered, the Company or Pioneer USA will sell the Offered Securities to the dealers as principals. The dealers may then resell the Offered Securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement thereto.

     Offered Securities may be sold directly by the Company or Pioneer USA or through agents designated by the Company or Pioneer USA from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to the agent will be set forth, in the Prospectus Supplement thereto. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or Pioneer USA or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or Pioneer USA and any profit on the resale of the Offered Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company or Pioneer USA will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company or Pioneer USA at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of the contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company or Pioneer USA to indemnification by the Company or Pioneer USA against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents, dealers or underwriters may be required to make with respect thereto. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company or Pioneer USA in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Offered Securities.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Offered Securities will be passed upon for the Company and Pioneer USA by Vinson & Elkins L.L.P., Dallas, Texas, and for any underwriters or agents by a firm named in the Prospectus Supplement to a particular issue of Offered Securities.

                                    EXPERTS

     The Consolidated Financial Statements of the Company (successor to Parker & Parsley and subsidiaries) have been incorporated by reference in this Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of in 1995 and a change in the method of accounting for income taxes in 1993.

     The Consolidated Financial Statements of Mesa incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The Financial Statements of Greenhill Petroleum Corporation incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The Consolidated Financial Statements of Chauvco Resources Ltd. incorporated by reference in this Registration Statement have been audited by Price Waterhouse, chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The estimates of the proved reserves of the Company (successor to Parker & Parsley and subsidiaries) as of December 31, 1996, incorporated by reference in this Registration Statement, are based upon a reserve report prepared by the Company and audited by Netherland, Sewell & Associates, Inc., independent petroleum consultants, and are incorporated by reference herein upon the authority of such firm as experts with respect to such matters covered by such report.

     The estimates of Mesa's proved reserves as of December 31, 1996, incorporated by reference in this Registration Statement with respect to its Hugoton and West Panhandle field properties are based upon a reserve report prepared by Williamson Petroleum Consultants, Inc., independent petroleum consultants, and are incorporated by reference herein upon the authority of such firm as experts with respect to such matters covered by such report. The estimates of Greenhill Petroleum Corporation's proved reserves as of December 31, 1996, incorporated by reference in this Registration Statement pursuant to items 10 and 16 under the section entitled "Incorporation of Certain Documents By Reference" in this Registration Statement, are based upon a reserve report prepared by Miller and Lents, Ltd., independent petroleum consultants, and are incorporated by reference herein upon the authority of such firm as experts with respect to such matters covered by such report.

     The estimates of Chauvco Resources Ltd. proved reserves as of December 31, 1996, incorporated by reference in this Registration Statement, are based upon reserve reports prepared by Gilbert Lausten Jung Associates, Ltd. and Martin Petroleum and Associates, independent petroleum consultants, and are incorporated by reference herein upon the authority of such firm as experts with respect to such matters covered by such report.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Forward-Looking Statements............   S-2
Summary...............................   S-3
Use of Proceeds.......................  S-13
Capitalization........................  S-14
Description of Notes..................  S-14
Underwriting..........................  S-26
Legal Opinions........................  S-28
Independent Auditors..................  S-28
Reserve Engineers.....................  S-28
                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Issuers...........................     3
Use of Proceeds.......................     4
Ratios of Earnings to Fixed Charges
  and Earnings to Fixed Charges and
  Preferred Stock Dividends...........     4
Description of Debt Securities........     4
Description of Capital Stock..........    18
Description of Depositary Shares......    24
Description of Warrants...............    27
Description of Guarantees.............    28
Plan of Distribution..................    28
Legal Opinions........................    29
Experts...............................    29

======================================================
======================================================

                                PIONEER NATURAL
                               RESOURCES COMPANY

                                  $350,000,000

                          6.50% SENIOR NOTES DUE 2008

                                  $250,000,000

                          7.20% SENIOR NOTES DUE 2028

                                      LOGO
                                 -------------

                             PROSPECTUS SUPPLEMENT

                                JANUARY 8, 1998

                                 -------------
                              SALOMON SMITH BARNEY

                             CHASE SECURITIES INC.

                               J.P. MORGAN & CO.

                           MORGAN STANLEY DEAN WITTER

                       NATIONSBANC MONTGOMERY SECURITIES

======================================================